Exhibit 2.1

Dated	23 September 2005

AGREEMENT

for the sale and purchase of share capital of

On Demand Group Limited

ANTHONY KELLY, ANDREW BIRCHALL AND OTHERS	(1)

ANTHONY KELLY AND ANDREW BIRCHALL	(2)

SEACHANGE INTERNATIONAL, INC.	(3)

Ref: VJ01/CG01 Burges Salmon LLP www.burges-salmon.com Tel: +44(0)117 939 2000 Fax: +44 (0)117 902 4400

CONTENTS

Clause	Heading	Page
1	INTERPRETATION	1

2	SALE AND PURCHASE OF SHARES	8

3	CONSIDERATION	8

4	COMPLETION	9

5	EARN-OUT	10

6	INDEPENDENT ACCOUNTANT	11

7	WARRANTIES, INDEMNITIES AND ACKNOWLEDGEMENTS	12

8	LIMITATIONS ON LIABILITY	15

9	TAX COVENANT	15

10	PROTECTION OF GOODWILL	15

11	UNDERTAKINGS	17

12	ANNOUNCEMENTS	18

13	CONFIDENTIALITY	18

14	FURTHER ASSURANCE	19

15	ASSIGNMENT	19

16	WAIVER	19

17	NOTICES	20

18	ENTIRE AGREEMENT	20

19	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	21

20	SECTION 431 ELECTION AND INDEMNITY	21

21	COSTS	22

22	DEFAULT INTEREST	22

23	SET-OFF	22

24	GENERAL	24

25	GOVERNING LAW AND JURISDICTION	24

Schedule 1		25

Schedule 2		26

	Part A - The Company	26

	Part B - The Subsidiaries	28

Schedule 3 - Completion		31

Schedule 4 - Warranties		34

Schedule 5 - Limitations on liability		60

Schedule 6 - The Property		64

Schedule 7 - Calculation of GNAP		65

Schedule 8 - Tax Covenant		67

Schedule 9 - Contracts with Sellers to Survive Completion		79

Schedule 10 - Company group budget		80

THIS AGREEMENT is made on 23 September 2005.

BETWEEN:

(1)	THE PERSONS whose names are set out in Schedule 1 (together the “Sellers”);

(2)	ANDREW THOMAS BIRCHALL and ANTHONY WILLIAM KELLY further details of whom are set out in Schedule 1 (together the “Warrantors” or, for the purposes of Schedule 8, the “Covenantors”);

(3)	SEACHANGE INTERNATIONAL, INC., a company incorporated under the laws of the State of Delaware whose registered office is at 124 Acton Street, Maynard, MA 01754 USA (the “Buyer”).

THE PARTIES AGREE AS FOLLOWS:

1	INTERPRETATION

1.1	In this agreement unless the context otherwise requires:

“Accelerated Earn Out Consideration” means the Accelerated Earn Out Consideration Shares, the Accelerated Second Cash Payment and the Accelerated Third Cash Payment;

“Accelerated Earn Out Consideration Shares” means that number of shares of common stock of $0.01 par value per share in the capital of the Buyer, to be allotted and issued credited as fully paid to the Sellers (in accordance with clause 3.2(b)), as when calculated in accordance with the Relevant Exchange Rate is equal to £1,236,502;

“Accelerated Second Cash Payment” means £618,251;

“Accelerated Third Cash Payment” means £618,251;

“Accounts” means the audited accounts of the Company and each of the Subsidiaries and the audited consolidated group accounts of the Group prepared in accordance with the Companies Act 1985 for the accounting reference period which ended on the Accounts Date (such accounts, in each case, comprising a balance sheet, profit and loss account, notes and directors’ report and auditors’ report);

“Accounts Date” means 31 August 2004;

“Agreed Form” means, in relation to a document, such document in the form agreed between the parties on or prior to the date of this agreement and initialled by or on behalf of the parties for the purpose of identification;

“Auditors” means the auditors of the Company from time to time;

“Bank Reconciliation Statement” means bank statements showing the balance on each bank account of the Company and each of the Subsidiaries as at the close of business on a date not more than two Business Days prior to the date of this agreement;

“Baseline Earn Out” means £4,946,009;

“Business Day” means a day on which clearing banks are open for ordinary banking business in London and Massachusetts, excluding Saturdays, Sundays and any day which is a public holiday in England and Wales;

“Buyer’s Accountants” means PricewaterhouseCoopers LLP;

“Buyer’s Group Undertaking” means the Buyer, a subsidiary undertaking or parent undertaking for the time being of the Buyer or a subsidiary undertaking for the time being of a parent undertaking of the Buyer as at the date of this Agreement and includes, for the avoidance of doubt, the Company and its Subsidiaries;

“Buyer’s Solicitors” means Burges Salmon LLP of Narrow Quay House, Narrow Quay, Bristol BS1 4AH;

“Call Option” has the meaning set out in the Film Flex Agreement;

“Cash” means in relation to the Group, the consolidated cash or cash equivalents in any currency of each Group Company in hand or at bank (whether on deposit or in current account and including in each case interest receivable or payable thereon), such amounts taking account of, inter alia, unpresented or uncleared cheques issued by such Group Company and unpresented or uncleared cheques received in favour of such Group Company;

“Cash Payment” means the sum of £7,419,014;

“Claim” means a claim for breach of any of the Warranties, the Tax Covenant or the indemnities set out in clause 7.12(b)(i) or clause 7.12(b)(ii);

“Company” means On Demand Group Limited, brief details of which are set out in Part A of Schedule 2;

“Completion” means completion of the sale and purchase of the Shares in accordance with this agreement;

“Completion Date” means the date of this agreement;

“Confidential Information” means any trade secrets, customer lists, trading details or other information of a confidential nature relating to the goodwill, know how or secrets of any Group Company (including, without limitation, details of the activities, businesses, expansion plans, business strategy, marketing plans, sales forecasts, forward planning programmes, investments, prospective investments (and their respective terms of such investments), research activities, inventions, ideas, computer programs, secret processes, designs, technology used, financial information, results and forecasts of any such company) of the requirements, terms of trade and identity of its suppliers and customers and any information in relation to which any Group Company owes a duty of confidentiality to any third party;

“Consideration” means the Cash Payment, the Earn Out Consideration and the Accelerated Earn Out Consideration (if any);

“Consideration Shares” means the Accelerated Earn Out Consideration Shares (if any), the Earn Out Consideration Shares and the Film Flex Earn Out Consideration Shares;

“Contract” means any contract, agreement, arrangement, obligation, understanding, commitment or liability to which the Company is party;

“Disclosure Letter” means the letter in the Agreed Form of the same date as this agreement from the Warrantors to the Buyer relating to the Warranties;

“Earn Out Consideration “ means the Second Cash Payment, the Third Cash Payment, and the Consideration Shares;

“Earn Out Consideration Shares” means that number of shares of common stock of $0.01 par value per share in the capital of the Buyer, to be allotted and issued credited as fully paid to the Sellers in accordance with clause 3.1(d), as is equal to £2,473,005 (as adjusted in accordance with clause 5) LESS £1,236,502 (to the extent that Accelerated Earn Out Consideration Shares have been allotted and issued to the Sellers in accordance with the provisions of clause 3.2) in each case, calculated in accordance with the Relevant Exchange Rate PROVIDED THAT in no case shall the Sellers be required to transfer any Accelerated Earn Out Consideration Shares back to the Buyer;

“Earn Out Period” means the First Earn Out Period, the Second Earn Out Period and the Third Earn Out Period;

“Encumbrance” means any mortgage, charge, pledge, assignment, title retention, lien, hypothecation or other form of security, trust, right of set off or other third party right, claim or encumbrance including any right of option or pre-emption howsoever created or arising or any other arrangement having similar effect (or an agreement or commitment to create any of them);

“Event” has the meaning set out in Schedule 8;

“Film Flex Agreement” means a shareholders agreement dated 29 November 2004 and made between (1) Columbia Pictures Corporation Limited, (2) The Walt Disney Company Limited, (3) the Company and (4) FilmFlex Movies Limited;

“Film Flex Earn Out Consideration Shares” means that number of shares of common stock of $0.01 par value per share in the capital of the Buyer, to be allotted and issued credited as fully paid to the Sellers in accordance with clause 3.1(e), as when calculated in accordance with the Relevant Exchange Rate is equal to 20 per cent of the price payable for the exercise of either the Put Option or the Call Option in accordance with clause 15.10 of the Film Flex Agreement (the “Option Price”) PROVIDED THAT such Option Price is at least £5,000,000 failing which no Film Flex Earn Out Consideration Shares shall be required to be allotted and issued;

“Film Flex Longstop Date” means the sixth anniversary of Completion;

“Film Flex Option Exercise Date” means the earliest of either (i) the date on which the Call Option is exercised or (ii) the date on which the Put Option is exercised or, if the Put Option is not exercised during the Option Period, the last possible date on which the Put Option could have been exercised during the Option Period prior to the Film Flex Longstop Date in accordance with the provisions of the Film Flex Agreement;

“Financial Plan” means the five year financial plan for the Group set out in Schedule 10;

“Financial Year” a financial year as determined in accordance with Section 223 of the Companies Act 1985;

“First Earn Out Period” means the period from the Completion Date until 31 January 2006;

“Fourth Earn Out Period” means the period from the Completion Date until the Film Flex Option Exercise Date;

“GNAP Benchmarks” means the benchmark GNAP to be achieved by the Group as set out in Clause 5 the baseline methodology for the calculations of which is set out in the Financial Plan;

“GNAP” means Group net profit after tax as calculated in accordance with the provisions of Schedule 7;

“Group” means the Company and the Subsidiaries and “Group Company” means any one of them;

“Guarantee” means any guarantee, suretyship, indemnity, letter of comfort or other assurance, security or right of set off given or undertaken by a person (whether directly or by way of counter indemnity) to secure or support the obligations (actual or contingent) of any third party;

“ICTA” means the Income and Corporation Taxes Act 1988;

“IHTA” means the Inheritance Tax Act 1984;

“Independent Accountant” means an independent firm of chartered accountants appointed in accordance with the provisions of clause 6;

“Intellectual Property Rights” means all patents, trade marks and service marks (whether or not registered or capable of registration), registered designs, design rights, rights in data bases, moral rights, copyright and all similar property rights, together with the rights subsisting in inventions, designs, drawings, processes, software and computer programmes, topography rights, know-how, trade or business secrets, business, brand or domain names, confidential information (including the Confidential Information), goodwill or the style of presentation of goods or services or any similar right or asset or process capable of protection including applications and the right to apply for registration or protection of the same;

“Losses” means any and all losses, liabilities (including tax and National Insurance contributions), damages, compensation, awards, costs (including properly incurred legal costs), charges, fines, penalties, expenses, actions, proceedings, claims and demands and “Loss” shall be construed accordingly;

“Management Accounts” means the unaudited management accounts relating to each Group Company and to the Group for the period from the Accounts Date to 31 August 2005 in the Agreed Form;

“Maximum Earn Out” means the Baseline Earn Out plus £1,341,000;

“Notification Date” means the date on which the Buyer notifies the Warrantors of a potential Claim;

“ODG Sale” means a sale or disposition by the Buyer of 50 per cent. or more of the entire issued voting share capital of the Company or a sale or disposition by the Company of all or substantially all of the assets and undertaking of the Company, other than a sale or disposition by the Company to any Buyer’s Group Undertaking (from time to time) provided that in the event of such undertaking ceasing to be a Buyer’s Group Undertaking an ODG Sale shall be deemed to have occurred on the date that such undertaking ceased to be a Buyer’s Group Undertaking;

“ODML” means On Demand Management Limited;

“Option Period” has the meaning set out in the Film Flex Agreement;

“Purchase Price” means £12,365,023 (as adjusted in accordance with clause 5);

“Put Option” has the meaning set out in the Film Flex Agreement;

“Relevant Exchange Rate” means the mid-market spot rate of exchange, certified by the principal London office of Barclays Bank plc, to be ruling in the London Foreign Exchange market for the purchase of US Dollars as at close of business on the relevant Share Allotment Date or Notification Date, as the case may be;

“Relevant Proportion” means, as regards each Seller, the proportion (expressed as a percentage) set out opposite the name of such Seller in column 5 of Schedule 1;

“SeaChange Sale” shall mean the first to occur, after the date hereof, of any of the following:

(a)	any consolidation or merger of the Buyer where the stockholders of the Buyer, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares or securities representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(b)	any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Buyer, other than a sale or disposition by the Buyer of all or substantially all of the Buyer’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned, directly or indirectly, by persons in substantially the same proportion as their ownership of the Buyer immediately prior to such sale;

“Second Cash Payment” means the sum of £1,236,502 (as adjusted in accordance with clause 5) LESS a sum equal to the Accelerated Second Cash Payment (if paid to the Sellers in accordance with the provisions of clause 3.2), PROVIDED THAT in no circumstances shall the Sellers be required to repay the Accelerated Second Cash Payment to the Buyer;

“Second Earn Out Period” means the period from 1 February 2006 until 31 January 2007

“Securities Act” means the Securities Act of 1933, as amended;

“Sellers’ Representative” means Anthony Kelly;

“Sellers’ Solicitors” means Clifford Chance LLP of 10 Upper Bank Street, London E14 5JJ;

“Settlement Agreement” means the settlement agreement dated 20 May 2004 between IBM, the Company and ODML in relation to the “On Demand” trade marks;

“Share Allotment Date” means:

(a)	in respect of the Earn Out Consideration Shares, 31 January 2008;

(b)	in respect of the Film Flex Earn Out Consideration Shares, the Film Flex Option Exercise Date;

“Shares” means 9,431,765 ordinary shares of £0.01 each in the capital of the Company, being the entire issued share capital of the Company excluding those shares registered in the name of the Buyer immediately prior to Completion;

“Subsidiaries” means the subsidiaries of the Company, brief details of which are set out in Part B of Schedule 2 and “Subsidiary” means any one of them;

“Taxation” and “Tax” means:

(a)	all forms of taxation and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies, in each case whether of the United Kingdom or elsewhere in the world, whenever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company, and includes, without limitation, income tax, corporation tax, ACT, capital gains tax, inheritance tax, stamp duty, stamp duty reserve tax, VAT, withholding tax, customs and excise duties, aggregate tax, landfill tax, climate change levy, national insurance and other similar liabilities or contributions and any other taxes, levies, duties, charges, imposts or withholdings similar to, corresponding with, or replacing or replaced by any of the foregoing; and

(b)	all surcharges, interest, penalties, and fines, incidental or relating to any such Taxation;

“Taxation Authority” means HM Revenue & Customs or any other revenue, customs, fiscal, governmental, statutory, state, provincial, local governmental or municipal authority, body or person whether of the United Kingdom or elsewhere;

“Tax Claim” has the meaning set out in Schedule 8;

“Tax Covenant” means the covenant set out in Schedule 8;

“Tax Warranties” means the Warranties set out in Part C of Schedule 4;

“Tax Warranty Claim” means a claim under or pursuant to the Tax Warranties;

“TCGA” means the Taxation of Chargeable Gains Act 1992;

“Third Cash Payment” means the sum of £1,236,502 (as adjusted in accordance with clause 5) LESS a sum equal to the Accelerated Third Cash Payment (if paid to the Sellers in accordance with the provisions of clause 3.2), PROVIDED THAT in no circumstances shall the Sellers be required to repay the Accelerated Third Cash Payment to the Buyer;

“Third Earn Out Period” means the period from 1 February 2007 until 31 January 2008;

“Trigger Event” means a SeaChange Sale or an ODG Sale;

“Trigger Event Date “ means the date on which a Trigger Event occurs;

“VAT” means value added tax as provided for in VATA and in supplemental legislation (whether delegated or otherwise) or in any primary or secondary legislation promulgated by the European Community, or any official body or agency of the European Community and any other tax of a similar fiscal nature including for the avoidance of doubt sales tax or turnover tax whether imposed in the United Kingdom (instead of or in addition to Value Added Tax) or elsewhere;

“VATA” means the Value Added Tax Act 1994;

“Warranties” means the warranties set out in Schedule 4 and “Warranty” means any one of them; and

“Warranty Claim” means a claim for breach of any of the Warranties.

1.2	In this agreement, unless the context otherwise requires:

(a)	a reference to a clause, paragraph or Schedule is to a clause, paragraph of, or Schedule to, this agreement;

(b)	a reference to the singular includes the plural and vice versa, and a reference to any gender includes every gender;

(c)	a reference to a person includes any person, individual, firm, company, government, state or agency of a state, local or municipal authority, government or regulatory body or any undertaking, joint venture, association or partnership (whether or not having separate legal personality and irrespective of the jurisdiction or law under which it was incorporated or exists);

(d)	a reference to a company includes any company or body corporate irrespective of the jurisdiction or law under which it was incorporated or exists;

(e)	the expressions accounting reference date, accounting reference period, allotment, debenture, group, holding company, subsidiary, subsidiary undertaking and parent undertaking shall have the same meanings in this agreement as are attributed to them by the Companies Act 1985;

(f)	the expression full title guarantee shall have the same meaning in this agreement as is attributed to it by the Law of Property (Miscellaneous Provisions) Act 1994;

(g)	“includes” or “including” means including without limitation;

(h)	a reference to a statute or a provision of a statute includes any statutory instrument, regulations or other subordinate legislation made from time to time under that statute or that provision; and

(i)	a reference to a statute or a provision of a statute includes any amendment, modification, consolidation, re-write or re-enactment of that statute or that provision in force from time to time.

1.3	A person shall be deemed to be connected with another if that person is connected with such other within the meaning of section 839 ICTA.

1.4	All obligations and liabilities of the Sellers under or pursuant to this agreement are, unless otherwise expressly stated, several and not joint and no Seller has any liability for any breach of this agreement or any acts or defaults of any other Seller.

1.5	The headings in this agreement are for convenience only and shall not affect the interpretation of this agreement.

1.6	The Schedules form part of this agreement and have the same force and effect as if set out in the body of this agreement. Any reference to this agreement includes the Schedules.

2	SALE AND PURCHASE OF SHARES

2.1	The Sellers shall sell with full title guarantee the Shares set opposite their respective names in Schedule 1 to the Buyer and the Buyer shall purchase the Shares, in each case free from all Encumbrances and together with all rights and benefits now and at any time hereafter attaching or accruing to the Shares.

2.2	The Sellers are entitled to sell and transfer to the Buyer the full legal and beneficial interest in the Shares set opposite their respective names in Schedule 1 on the terms set out in this agreement.

2.3	Each of the Sellers waives irrevocably any and all rights of pre-emption over the Shares conferred on him either by the articles of association of the Company or otherwise.

3	CONSIDERATION

3.1	The total consideration for the sale of the shares shall be the Purchase Price which shall, subject to the provisions of clause 3.2 below, be satisfied or, in the case of the Earn Out Consideration Shares, cause to be satisfied by the Buyer to the Sellers as follows:

(a)	on the Completion Date by the payment to the Sellers of the amounts of the Cash Payment set opposite their respective names in the sixth column of Schedule 1 and in accordance with Clause 4.2; and

(b)	by no later than the date 75 Business Days after the end of the First Earn Out Period by the payment to each of the Sellers of their Relevant Proportion of the Second Cash Payment (if any); and

(c)	by no later than the date 75 Business Days after the end of the Second Earn Out Period by the payment to each of the Sellers of their Relevant Proportion of the Third Cash Payment (if any); and

(d)	by no later than the date 75 Business Days after the end of the Third Earn Out Period by the allotment and issue to each of the Sellers of their Relevant Proportion of the Earn Out Consideration Shares (if any) at the average NASDAQ national market closing price for the 10 Business Days commencing on the fifth Business Day prior to the date of the relevant Share Allotment Date;

(e)	by no later than the date 20 Business Days after the end of the Fourth Earn Out Period by the allotment and issue to each of the Sellers of their Relevant Proportion of the Film Flex Earn Out Consideration Shares (if any) at the average NASDAQ national market closing price for the 10 Business Days commencing on the fifth Business Day prior to the date of the relevant Share Allotment Date.

3.2	Notwithstanding the provisions of clause 3.1 and subject to the provisions of clause 3.3, the Accelerated Earn Out Consideration shall be paid on the occurrence of a Trigger Event as follows:

(a)	no later than 10 Business Days after the relevant Trigger Event Date by the payment in cash to each of Sellers of their Relevant Proportion of the Accelerated Second Cash Payment and the Accelerated Third Cash Payment; and

(b)	no later than 20 Business Days after the relevant Trigger Event Date by the allotment and issue of the Accelerated Earn Out Consideration Shares to each of the Sellers in their Relevant Proportions at the average NASDAQ national market closing price for the 10 Business Days commencing on the fifth Business Day prior to the Trigger Event Date.

3.3	If the relevant Trigger Event Date occurs:

(a)	after the end of the First Earn Out Period, then no Accelerated Second Cash Payment will be payable; and

(b)	after the end of the Second Earn Out Period then no Accelerated Third Cash Payment will be payable either; and

(c)	after the end of the Third Earn Out Period then no Accelerated Earn Out Consideration Shares will be payable either.

3.4	Any payments made by a Seller to the Buyer in respect of any Claim shall be treated as a reduction of the Buyer’s cost of acquisition of the Shares and as an adjustment to the consideration received by that Seller for the Shares sold by it.

3.5	The Consideration Shares (if any) shall be allotted and issued by the Buyer to the Sellers free from all Encumbrances other than any restriction arising under applicable securities laws.

3.6	For the avoidance of doubt if the Film Flex Option Exercise Date occurs after the Film Flex Longstop Date the Buyer shall be under no obligation to allot and issue any Film Flex Consideration Shares to the Sellers, and the Buyer shall be under no further obligation to the Sellers relating (directly or indirectly) to the Film Flex Agreement.

4	COMPLETION

4.1	Completion shall take place at the offices of the Sellers’ Solicitors at 10 Upper Bank Street, London E14 5JJ on the Completion Date when the Sellers shall procure that all of the obligations set out in this clause and Schedule 3 are fulfilled.

4.2	When the Sellers have complied fully with the provisions of Schedule 3, the Buyer shall pay the Cash Payment by electronic funds transfer to the Sellers’ Solicitors (the Sellers’ Solicitors being hereby authorised by the Sellers to receive the Cash Payment) and payment of the Cash Payment to the Sellers’ Solicitors shall constitute a good discharge to the Buyer in respect of its obligation to pay the Cash Payment.

4.3	Neither the Sellers nor the Buyer shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all the Shares is completed simultaneously.

4.4	If the Sellers fail to comply in all material respects with their obligations set out in Schedule 3 on the date set for Completion the Buyer may (in addition to and without prejudice to all other rights or remedies available to the Buyer):

(a)	defer Completion to a date (the “Deferred Completion Date”) not more than 28 days after the date set for Completion (in which case the provisions of this clause 4 (except for this clause 4.4(a)) shall apply to Completion as so deferred); or

(b)	proceed to Completion so far as practicable; or

(c)	terminate this agreement.

4.5	If this agreement is terminated prior to Completion by the Buyer in accordance with clause 4.4(c), all rights and obligations of the parties under this agreement shall cease immediately on termination (except for those set out in this clause and clauses 12 and 13 which shall continue in full force and effect) and any termination of this agreement shall not affect the rights and obligations of any party which have accrued before termination.

4.6	If Completion is deferred by the Buyer in accordance with clause 4.4(a) and the sale and purchase of the Shares is subsequently completed on the Deferred Completion Date, the Buyer shall be deemed to have waived any right or remedy available to it in respect of the delay (whether under clause 4.4 or otherwise).

4.7	The Sellers shall take reasonable steps to ensure that there is no unusual movement in Cash between the date of the Bank Reconciliation Statement and Completion other than in the ordinary course of business.

5	EARN-OUT

5.1	The amount of the Earn Out Consideration payable (if any) shall be calculated in accordance with the provisions of Schedule 7 and is payable in accordance with the provisions of clauses 3.1 (b) to 3.1 (e).

5.2	The Buyer undertakes to each of the Sellers that during the Earn Out Period it will not do or omit to do anything the sole or main purpose of which is to decrease the amount of Earn Out Consideration otherwise payable to the Sellers save as agreed in writing between the Buyer and the Sellers’ Representative.

5.3	The GNAP Benchmarks shall be as follows:

(a)	GNAP of the Group for the First Earn Out Period is a loss of £176,000;

(b)	GNAP of the Group for the Second Earn Out Period of £1,359,000; and

(c)	GNAP of the Group for the Third Earn Out Period of £1,657,000.

Should there occur a fundamental change, (for example the change to a content aggregation business), subsequent to the Completion Date in either the nature of business undertaken by the Company or a fundamental change in the assumptions underlying the Financial Plan, the Buyer and the Sellers’ Representative (on behalf of the Sellers) shall negotiate in good faith such adjustment to the GNAP Benchmarks that reflects such change.

5.4	If the actual GNAP for the First Earn Out Period is a smaller loss than the GNAP Benchmark (as envisaged by clause 5.3(a)) or represents a profit for the First Earn Out Period then the Second Cash Payment shall be increased by 50 per cent. of the difference between the GNAP Benchmark loss and the actual GNAP for the First Earn Out Period.

5.5	If the actual GNAP loss for the First Earn Out Period exceeds the GNAP Benchmark loss for the First Earn Out Period then the Second Cash Payment shall be reduced by 100 per cent. of the difference between the GNAP Benchmark loss and the actual GNAP for the First Earn Out Period, provided that in no circumstances shall the Second Cash Payment be reduced to less than zero.

5.6	If actual GNAP for the Second Earn Out Period is not less than the GNAP Benchmark for the Second Earn Out Period then the Third Cash Payment shall be increased by 50 per cent. of the difference between the GNAP Benchmark and the actual GNAP for the Second Earn Out Period.

5.7	Subject to the provisions of Clause 5.8 if the actual GNAP for the Second Earn Out Period is less than the Benchmark GNAP for the Second Earn Out Period then the Third Cash Payment shall be reduced by 50 per cent. of the difference between the GNAP Benchmark and the actual GNAP for the Second Earn Out Period, provided that in no circumstances shall the Third Cash Payment be reduced to less than zero.

5.8	In addition to the adjustment contemplated by Clause 5.7 if the actual GNAP for the Second Earn Out Period constitutes a loss then the Third Cash Payment shall also be reduced by an additional 50 per cent. of the loss, provided that in no circumstances shall the Third Cash Payment be reduced to less than zero.

5.9	If actual GNAP for the Third Earn Out Period is not less than the GNAP Benchmark for the Third Earn Out Period then the consideration amount upon which the number of Earn Out Consideration Shares (“Earn Out Consideration Shares Amount”) is determined shall be increased by 50 per cent. of the difference between the GNAP Benchmark and the actual GNAP for the Third Earn Out Period.

5.10	Subject to the provisions of Clause 5.11, if the actual GNAP for the Third Earn Out Period is less than the Benchmark GNAP for the Third Earn Out Period then the Earn Out Consideration Shares Amount shall be reduced by 50 per cent. of the difference between the GNAP Benchmark and the actual GNAP for the Third Earn Out Period, provided that in no circumstances shall the Earn Out Consideration Shares Amount be reduced to less than zero.

5.11	In addition to the adjustment contemplated by Clause 5.10 if the actual GNAP for the Third Earn Out Period constitutes a loss then the Earn Out Consideration Shares Amount shall also be reduced by an additional 50 per cent. of the loss, provided that in no circumstances shall the Third Cash Payment be reduced to less than zero.

5.12	Notwithstanding any other provision of this Agreement in no case shall the aggregate of the Second Cash Payment, the Third Cash Payment and the Earn Out Shares Consideration Amount together with any Accelerated Earn Out Consideration exceed the Maximum Earn Out.

5.13	In the event that under applicable U.S. securities laws and regulations in effect at the time of issuance of the Earn Out Consideration Shares, if any, and the date of issuance for purposes of determining the holding period under Rule 144 under the Securities Act is not 31 January 2008 or earlier, the Buyer will undertake, within 10 days after the later of (i) the issuance of the Earn Out Consideration Shares or (ii) the filing by the Buyer of its Annual Report on Form 10-K for the fiscal year ended 31 January 2008, to file with the SEC a registration statement on Form S-3 (or other applicable form) relating to the resale of the Earn Out Consideration Shares, and the Buyer will use all commercially reasonable efforts to maintain the effectiveness of such registration statement for a period ending one year from the date of issuance of the Earn Out Consideration Shares.

6	INDEPENDENT ACCOUNTANT

6.1	If the Sellers’ Representative and the Buyer or their respective accountants are unable to reach agreement on the calculation of GNAP for the purposes of clause 5 the matter in dispute may, on the application of either the Sellers’ Representative or the Buyer, be referred to the decision of an independent chartered accountant (the “Independent Accountant”).

6.2	The Independent Accountant shall be appointed (in default of agreement as to such appointment between the Sellers’ Representative and the Buyer within 10 Business Days of the application referred to in clause 6.1 above) by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either the Sellers’ Representative or the Buyer.

6.3	The Independent Accountant shall act as an expert and not as an arbitrator, the Arbitration Act 1996 shall not apply and his decision shall (in the absence of manifest error) be final and binding on the Sellers, the Sellers’ Representative and the Buyer for all the purposes of this agreement. The costs of the Independent Accountant shall be apportioned between the Sellers and the Buyer as the Independent Accountant shall decide but each party shall be responsible for its own costs of presenting its case to the Independent Accountant.

6.4	The Sellers and the Buyer shall provide such assistance to the other and to their respective accountants and (if relevant) the Independent Accountant as may be reasonably required to enable the matter in dispute to be finalised and determined. The Buyer and the Sellers (if relevant) will procure that the Company will afford to the Sellers’ Representative, the Sellers’ accountants and the Buyer and the Buyer’s Accountants respectively and to the Independent Accountant all facilities and access to their respective premises, papers, books, accounts, records and returns as may be reasonably required for the purpose of investigating the matter in dispute, preparing and presenting their case and of determining the GNAP.

7	WARRANTIES, INDEMNITIES AND ACKNOWLEDGEMENTS

7.1	Each of the Sellers acknowledges and agrees that:

(a)	the Consideration Shares to be issued to each Seller hereunder have not been registered under the Securities Act, or under the securities laws of any state of the United States or other jurisdiction, and are being issued in reliance upon certain exemptions under such statutes;

(b)	the Consideration Shares to be issued to such Seller hereunder may not be resold, transferred, pledged or otherwise disposed of except pursuant to an effective registration statement under the Securities Act and any applicable state (of the United States) securities laws, or pursuant to a valid exemption from such registration requirements, and the Buyer shall have no obligation to record any proposed transfer of such shares on its stock transfer records unless the shares to be transferred have been registered under the Securities Act or the request for transfer is accompanied by an opinion in form and substance satisfactory to the Buyer that no such registration is required;

(c)	except as provided in clause 5.13, the Buyer shall have no obligation to register the Consideration Shares under the Securities Act or the securities laws of any state of the United States. For so long as any of the Consideration Shares are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Buyer will, during any period it is not subject to the periodic reporting requirements of the US Securities Exchange Act of 1934 (the “Exchange Act”) nor exempt from reporting under the Exchange Act pursuant to Rule 12g3-2(b) thereunder, make available to any holder or beneficial owner of a Consideration Share or any prospective purchaser of a Consideration Share designated by such holder or beneficial owner, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act; and

(d)	each certificate representing the Consideration Shares will bear the following restrictive legend until the Consideration Shares are registered under the Securities Act:

“The securities represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of except in accordance with the terms thereof and unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of certain states or unless an exception from such registration is available.”

The Buyer shall have no obligation to remove such legend unless in the opinion of counsel satisfactory to the Buyer no such legend is required.

7.2	Each of the Sellers severally warrants to the Buyer (in respect of themselves only) in the terms set out in Part A of Schedule 4 on the date of this agreement and each of the Warrantors severally warrants to the Buyer in the terms set out in Schedule 4 on the date of this agreement. On the date thereof and at the time of issue to Sellers of the Consideration Shares or payment of the Second Cash Payment or the Third Cash Payment, each of the Sellers severally warrants to the Buyer (for themselves only) the warranties set out in Part D of Schedule 4.

7.3	The Warranties are qualified to the extent of those matters fairly disclosed in the Disclosure Letter or any of the documents annexed to it (and for this purpose “fairly disclosed” means disclosed in such manner and in such detail as to enable the Buyer to make an informed and accurate assessment of the matter concerned) save that notwithstanding any other provision of this agreement or the Disclosure Letter disclosure shall only be permitted or accepted against the warranties contained in Part A to Schedule 4 if such disclosure is specifically disclosed against such paragraph in the Disclosure Letter.

7.4	Each of the Warranties is separate and independent and shall not be restricted or limited by the terms of any other Warranty, the Tax Covenant or by any other term of this agreement and the Buyer shall have a separate claim and right of action in respect of every breach of each such Warranty.

7.5	Where any statement in Schedule 4 is qualified as being made “so far as the Warrantors are aware” or “to the best of the knowledge, information and belief of the Warrantors” or any similar expression that statement shall be deemed to include the knowledge, information and belief which the Warrantors would have if the Warrantors had made all reasonable due enquiries of the directors (other than William Fiedler and William Styslinger), company secretary, general managers, financial controller and financial personnel of each Group Company to establish the truth and accuracy of that statement.

7.6	The Warrantors acknowledge that the Buyer has entered into this agreement in reliance upon the Warranties.

7.7	The Buyer acknowledges and agrees that none of the Sellers gives any warranty, representation or undertaking as to the accuracy or completeness of any information (including, without limitation, any of the forecasts, estimates, projections, statements of interest or statements of opinion) provided to the Buyer or any of its advisers or agents (howsoever provided) other than as is specifically referred to in any Warranty.

7.8	The Warrantors undertake to the Buyer not to make or pursue any claim against any Group Company or any of its directors, officers, employees, agents or advisers in connection with, or arising out of, the Warranties, the Disclosure Letter and/or the Tax

Covenant or any information supplied to or on behalf of the Sellers or the Sellers’ professional advisers or agents on or prior to the date of this agreement or in connection with this agreement and/or the documents entered into pursuant to this agreement, save in the case of fraud by any such officer, employee, agent or adviser in which event nothing in this clause shall prevent the Sellers from bringing a claim against such individuals solely in their personal capacity.

7.9	The Buyer warrants to each of the Sellers that:-

(a)	the Buyer has the requisite power and authority to enter into and perform this Agreement and any other agreement referred to herein to which it is or has agreed to become a party (together the “Buyer Documents”);

(b)	the Buyer Documents constitute or will, when executed, constitute binding obligations of the Buyer in accordance with their respective terms;

(c)	the Buyer has obtained all necessary shareholder and board approvals in respect of the entry into the Buyer Document; and

(d)	the Buyer is not aware of any fact, matter or circumstance which entitles the Buyer to make a claim under the Warranties.

7.10	The Buyer acknowledges and agrees that it shall not make a Claim in respect of any fact, matter or circumstance of which the Buyer was actually aware at Completion other than in respect of any such fact, matter or circumstance arising as a result of fraud.

7.11	Notwithstanding that the Buyer becomes aware at any time after Completion (whether or not by reason of the Disclosure Letter or any of the documents annexed to the Disclosure Letter):

(a)	of a fact or circumstance which gives rise to or which would or might give rise to a Claim;

(b)	that there has been a breach of any other provision of this agreement; or

(c)	that there may be a claim against any of the Sellers under any representation, statement, assurance, covenant, undertaking, indemnity, guarantee or commitment given by or on behalf of any of the Sellers in connection with this agreement;

the Buyer shall not be entitled to rescind this agreement or treat this agreement as terminated but shall only be entitled to claim damages in respect of such matter and, accordingly, the Buyer waives all and any rights of rescission it may have in respect of any such matter (howsoever arising or deemed to arise), other than any such rights in respect of fraud.

7.12	The Warrantors shall each (severally as to half the amount of any Loss as hereinafter described) fully and promptly indemnify and hold the Buyer harmless (for itself and as trustee for the Company) against any Losses which may be suffered or incurred by, or made, or brought against the Buyer or the Company arising (directly or indirectly) out of or in connection with any actual claim made to the Buyer or the Company:

(a)	by or on behalf of any employee or former employee (or anyone claiming to be an employee or a former employee) of the Company which relates to an entitlement to receive all or any portion of a “super bonus” payment as may be contemplated pursuant to the employment agreement between such person and the Company as a result of this transaction; or

(b)	by any holder or former holder of options in the Company, HM Revenue & Customs, the current or former shareholders of the Company or the trustees or beneficiaries of the On Demand Group Employee Benefit Trust relating to:

(i)	the cash cancellation of options granted pursuant to the On Demand Group Limited Employees’ Share Option Scheme 2005;

(ii)	the exercise before Completion of options granted pursuant to the On Demand Group Share Option Plan;

(iii)	by a third party challenging (which for the avoidance of doubt shall include any employee or former employee of the Company or other beneficiary of the On Demand Group Employee Benefit Trust, but excluding any such challenge brought by the Buyer or any member of the Buyer’s Group or at the direction of the Buyer or any member of the Buyer’s Group), the validity of any of the Company’s gifts or contributions to the On Demand Group Employee Benefit Trust or the resolution relating to the On Demand Group Employee Benefit Trust dated 1 December 2000 purporting to amend the class of beneficiaries under such trust or any action or decision taken in reliance of such amendment being valid PROVIDED THAT the liability of the Warrantors under this clause 7.12(b)(iii) shall expire on the sixth anniversary of Completion.

8	LIMITATIONS ON LIABILITY

8.1	Except where expressly provided to the contrary in this agreement, the liability of the Sellers in respect of any Claim shall be subject to the terms of Schedule 5 and the Tax Covenant provided however that none of the provisions of Schedule 5 shall apply to restrict any Claim to the extent that such Claim relates to the allowance of deductions for contributions made by the Company to the On Demand Group Employment Benefit Trust.

8.2	Notwithstanding any other provision of this agreement, none of the provisions of Schedule 5 shall apply to any Claim under Part A of Schedule 4, which claims shall be limited to the Purchase Price and this clause shall have overriding effect against all other provisions of this agreement.

8.3	The provisions of Schedule 5 shall not apply to any Claim, which arises or is increased as a consequence of fraud or dishonesty on the part of any of the Sellers and this clause shall have overriding effect against all other provisions of this agreement.

9	TAX COVENANT

9.1	The provisions set out in Schedule 8 shall have effect on and from Completion.

10	PROTECTION OF GOODWILL

10.1	Each of the Sellers undertake with the Buyer (for itself and as trustee for each Group Company) that without the prior consent in writing of the Buyer (such consent not to be unreasonably withheld) he shall not directly or indirectly, in any capacity other than as an employee of any Group Company, either by himself or in conjunction with any other persons or through his employees or agents or otherwise, and whether on his own behalf or on behalf of any other person or otherwise howsoever, for a period of two years from the Completion Date:

(a)	carry on, be employed or otherwise engaged, concerned or interested in any capacity (whether for reward or otherwise) in, or provide any technical, commercial or professional advice to, or in any way assist any business which is or is about to be engaged in the development, manufacture, production, distribution or sale of the Products or any of them or the supply of the Services or any of them in the Area of Operation in competition with the business of the Company or any other Group Company as carried on at Completion;

(b)	in competition with any Group Company solicit business from or canvass any Customer or Prospective Customer if such solicitation or canvassing is in respect of the Products or the Services;

(c)	in competition with any Group Company, accept orders for Products or Services from any Customer or Prospective Customer;

(d)	solicit or induce or attempt to solicit or induce any person who on the Completion Date was a director, manager, salesman or Senior Employee of the Group to cease working for or providing services to the Group whether or not any such person would thereby commit any breach of contract except for those who answer an advertisement in relation to a post available to members of the public generally;

(e)	employ or otherwise engage any person who on the Completion Date was a director, manager, salesman or Senior Employee of the Group except for those who answer an advertisement in relation to a post available to members of the public generally.

10.2	In this clause the following expressions have the following meanings:

“Area of Operation” means any country in the world where on the Completion Date the Company or any other Group Company is actually engaged in the development, manufacture, distribution, sale or supply of, or otherwise deals with, its Products or Services;

“Customer” means any person, firm, company or other organisation whatsoever to whom or which the Company or any other Group Company distributed, sold or supplied its products and/or its services during the two years immediately preceding the Completion Date and with whom or which, during such period: (i) the Sellers had personal dealings in the course of their operation of the Company and/or any Group Company; or (ii) any employee who was under the direct or indirect supervision of the Sellers had personal dealings in the course of his employment;

“Prospective Customer” means any person, firm, company or other organisation whatsoever with whom or which the Company or any other Group Company shall have had negotiations or discussions regarding the possible distribution, sale or supply of its products or services during the 12 months immediately preceding the Completion Date and with whom or which during such period: (i) the Sellers had personal dealings in the course of their operation of the Company and/or Group Company; or (ii) any employee who was under the direct supervision of the Sellers had personal dealings in the course of his employment;

“Products” means:

(a)	all normal and customary products which are developed, manufactured, produced, distributed or sold by the Company or any other Group Company at the Completion Date; and

(b)	any other products which are of a type similar to and competing with any of the products referred to in (a) above;

“Services” means:

(a)	all normal and customary services (including but not limited to support of the Buyer’s on demand products and services in the Area of Operation) which are supplied by the Company or any other Group Company at the Completion Date; and

(b)	any other services which are of a type similar to and competing with any of the services referred to in (a) above.

“Senior Employee” means an employee of the Company or Group Company who:

(a)	earns a salary of £100,000 or more per annum; or

(b)	has access to material Confidential Information (for the avoidance of doubt, including, but not limited to future business plans and proposals, actual, targeted and projected financial performance and new technology development); or

(c)	has participated in discussions relating to the transaction which is the subject of this agreement.

10.3	Each of the Sellers agrees with the Buyer that each of the undertakings contained in this clause is a separate and independent undertaking.

10.4	Each of the Sellers agrees with the Buyer that the undertakings in this clause are reasonable and necessary for the protection of the value of the Shares and the Group and that, having regard to that fact, those undertakings do not work harshly on him and that he has had the opportunity to take independent advice on them. While this clause is considered to be reasonable, if any of the undertakings set out in it shall be found to be void or voidable but would be valid and enforceable if some part or parts of the undertaking were deleted, such undertaking shall apply with such deletions as may be necessary to make it valid and enforceable.

10.5	The undertakings in this clause shall not operate to prohibit any Seller from holding in aggregate up to three per cent of the shares of any competing company the shares of which are listed or dealt in on a recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000).

11	UNDERTAKINGS

11.1	Each of the Sellers undertakes with the Buyer (for itself and as trustee for each Group Company) that he shall not at any time after Completion directly or indirectly, in any capacity other than as a bona fide employee of a Group Company, either by himself or in conjunction with any other persons or through his employees or agents or otherwise, and whether on his own behalf or on behalf of any other person or otherwise howsoever:

(a)	use or display the name On Demand Group (or any name including the words On Demand) or any other trade or business name or distinctive mark or logo used by or in the business of any Group Company during the twelve months before Completion or anything intended or likely to be confused with it (together the “Names and Marks”) including the use of the Names and Marks on any building owned by the Seller on any stock, on any stationery or on or in connection with any brochures, catalogues or items of sales literature;

(b)	in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with the Group Company; or

(c)	subject to clause 13.2, use or disclose to any person any Confidential Information and shall use all reasonable endeavours to prevent the unauthorised use or disclosure of any Confidential Information; or

(d)	do or say anything (save where required by law) which such Seller intends will or is reasonably likely to damage the goodwill or reputation of any Group Company or which leads or is reasonably likely to lead any person to cease to do business with the Company on substantially equivalent terms to those previously offered or not to engage in business with the Company.

11.2	The Buyer (as trustee and agent on behalf of each Group Company) and the Seller hereby agree that, except with respect to those Contracts specified in Schedule 9 hereto which shall survive Completion, and which the Sellers hereby notify and confirm in all aspects all Contracts between each Group Company and the Sellers shall be terminated on and with effect from the Completion Date without any liability under such Contracts or as a result of such termination, notwithstanding any notice periods and or termination obligations which would otherwise need to be complied with under such Contracts.

12	ANNOUNCEMENTS

12.1	Each of the Sellers undertakes with the Buyer to provide, and to use reasonable endeavours to procure that each of the directors of the Company and the Subsidiaries (other than William Fiedler or William Styslinger) shall provide all such information known to him or which on reasonable enquiry ought to be known to him relating to the Group or otherwise as the Buyer may reasonably require for the purpose of complying with any requirements of law or any regulatory body.

12.2	Save as expressly required by law, any regulatory or governmental body to which it is subject wherever situated, no announcement or circular relating to the arrangements contemplated by this agreement shall be made or issued by or on behalf of any party (other than as envisaged by clause 12.3 below) before, on or after Completion without the prior written approval of the others (provided that in the case of the Sellers, such consent may be granted by the Sellers’ Representative) such approval not to be unreasonably withheld or delayed.

12.3	The Sellers and the Buyer shall agree on or prior to Completion the form of any announcements or communications to be made or sent by the Buyer to staff, customers or suppliers of any Group Company or the Buyer after Completion to inform them of the sale and purchase of the Shares.

13	CONFIDENTIALITY

13.1	Subject to clause 13.2, each party shall treat as confidential all information received or obtained as a result of entering into or performing this agreement which relates to the provisions or subject matter of this agreement, to any other party to this agreement or the negotiations relating to this agreement.

13.2	Any party may disclose information which would otherwise be confidential if and to the extent:

(a)	it is required to do so by law, any regulatory or governmental body to which it is subject wherever situated;

(b)	it considers it necessary to disclose the information to its professional advisers, auditors and bankers provided that such advisers, auditors and bankers are made aware of the confidential nature of the information provided; or

(c)	the information has come into the public domain through no fault of that party.

13.3	The restrictions contained in this clause shall continue to apply after Completion without limit in time.

14	FURTHER ASSURANCE

14.1	At any time after Completion, the Sellers (at the Buyer’s cost) shall and, so far as they are able, shall procure that any relevant third party shall execute all such reasonable documents prepared by the Buyer and take such steps and provide all such assistance as the Buyer shall reasonably require to vest the full title to the Shares in the Buyer.

14.2	Each of the Sellers declares that for so long as he remains the registered holder of any of the Shares after Completion he shall:

(a)	hold the Shares and all dividends and other distributions declared, made or paid in respect of them and all rights arising out of or in connection with them on trust for the Buyer and its successors in title; and

(b)	deal with the Shares and all such dividends, distributions and voting and other rights relating to the Shares as the Buyer may direct.

14.3	By way of security to secure the performance of each of the Sellers’ obligations under clause 14.2, each of the Sellers irrevocably appoints the Buyer as his attorney to receive notice of, attend and vote at all general meetings of the Company from Completion to the day on which the Buyer or its nominee is entered in the register of members of the Company or any Group Company as the holder of the Shares.

15	ASSIGNMENT

15.1	This agreement shall be binding upon and operate for the benefit of the successors in title of the parties and including, in the case of individuals, their legal personal representatives but, except as set out in clause 15.2, the benefit of all or any of any party’s obligations or any benefit arising under or out of this agreement shall not be assignable by any other party without the prior written consent of the others.

15.2	The Buyer may, without the consent of the Sellers, assign its rights and obligations hereunder to any Buyer’s Group Undertaking provided that in the event of such undertaking ceasing to be a Buyer’s Group Undertaking this agreement shall be deemed to be assigned back to the Buyer (or, if the Buyer no longer exists at that time, another Buyer’s Group Undertaking) immediately before such cessation.

16	WAIVER

16.1	Subject to the provisions of clause 8 and Schedule 5, no single or partial exercise, nor the temporary or partial waiver, of any right, power or remedy by the Buyer nor the failure or delay by the Buyer to exercise or enforce, in whole or in part, any right, power or remedy relating to this agreement, shall (except to the extent covered by any such temporary or partial waiver) constitute a waiver by the Buyer of, or impair or preclude any other or further exercise or enforcement by the Buyer of, that or any other right, power or remedy.

16.2	The Buyer may, in its discretion, in whole or in part release any liability or waive any of its rights with regard to one or more of the Sellers without in any way prejudicing or affecting the liability of or its rights against any other of the Sellers in respect of the same or a like liability.

16.3	The giving by the Buyer of any consent shall not prejudice the right of the Buyer to withhold or give consent to the doing of any similar act.

16.4	No waiver by the Buyer of any remedy or right provided in this agreement or by law shall have effect unless given by notice in writing signed by a duly authorised officer of the Buyer.

17	NOTICES

17.1	Any notice, claim or demand to be given or made under this agreement shall be in writing signed by or on behalf of the person giving it and shall be served personally (in the case of a party which is a corporate entity) on any one of its directors or on its company secretary to its registered office for the time being or (in the case of an individual) on him or sent by first class mail, prepaid special delivery or air mail, or by fax (confirmed by first class mail, prepaid special delivery or air mail):

(a)	in the case of the Buyer, to Mr W Fiedler, SeaChange International, Inc. Fax no. + 1 97 88 979 590 with a copy to Mr W Simmons, Choate, Hall & Stewart LLP, Fax no. + 1 (617) 248-4000; and

(b)	in the case of the Sellers or the Sellers’ Representative, to the address of the Sellers’ Representative with a copy to the address of the Sellers’ Solicitors (or if by fax to the fax number of the Sellers’ Solicitors)

and shall be deemed to have been duly given or made as follows:

(c)	if personally delivered, at the time of delivery;

(d)	if posted by first class mail or prepaid special delivery, at 10.00 a.m. on the third Business Day after the date of posting;

(e)	if posted by air mail at 10.00 a.m. on the eighth Business Day after the date of posting; and

(f)	if sent by fax on completion of the transmission (but only if a transmission report is generated by the sender’s fax machine confirming the fax was sent to the number indicated above and confirming that all pages were successfully transmitted).

17.2	For the avoidance of doubt, any notice, claim or demand to be given under this agreement shall not be validly served if sent by electronic mail.

18	ENTIRE AGREEMENT

18.1	Subject always to clause 18.2, each party acknowledges and agrees with the others that:

(a)	this agreement together with the Disclosure Letter and any other agreements entered into pursuant to this agreement (together the “Sale Documents”) constitutes the entire agreement and understanding between the parties in connection with the arrangements contemplated by this agreement and supersedes and extinguishes any Pre-Contractual Statement not expressly set out in the Sale Documents;

(b)	it has not entered into the Sale Documents in reliance upon any Pre-Contractual Statement not expressly set out therein;

(c)	it shall not have any rights or remedies in relation to any Pre-Contractual Statement not expressly set out in the Sale Documents.

18.2	This clause shall not exclude any liability in respect of any Pre-Contractual Statements made or given fraudulently or dishonestly by any party.

18.3	In this clause “Pre-Contractual Statement” means any promise, warranty, representation, covenant, undertaking, agreement, term or condition or statement of whatever nature (including any heads of terms made between the Sellers and the Buyer) relating to the arrangements contemplated by this agreement made or given by any party or on their behalf at any time prior to the execution of this agreement.

18.4	Each party acknowledges that it has received independent legal advice as to the terms of this agreement, including the provisions and effect of this clause, and agrees that the provisions of this clause are fair and reasonable.

19	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

19.1	Without prejudice to any express provision of this agreement pursuant to which any rights or liability may be assigned or transferred to any third party, for the purpose of the Contracts (Rights of Third Parties) Act 1999 the parties do not intend that any term of this agreement should be enforceable by any third party in accordance with the terms of that Act.

19.2	The parties may amend, vary or terminate this agreement in such a way as may affect any rights or benefits given to any third party under this agreement which are directly enforceable against the parties under the Contracts (Rights of Third Parties) Act 1999 without the consent of such third party who may not veto any such amendment, variation or termination.

20	SECTION 431 ELECTION AND INDEMNITY

20.1	Those Sellers who are to remain as employees of the Company following Completion undertake to the Company to enter into a joint election with the Company under section 431 Income Tax (Earnings & Pensions) Act 2003 in the form required by HM Revenue & Customs within 14 days of the issue of the Consideration Shares to them in accordance with clause 3 of this Agreement.

20.2	Those Sellers who are to remain as employees of the Company following Completion hereby undertake to the Company that they will delegate to the Company sole responsibility (subject to the Company giving the Sellers’ Representative a reasonable opportunity to comment on any material communications with HM Revenue & Customs) for agreeing the initial unrestricted market value of the Consideration Shares acquired by the Sellers pursuant to this Agreement and that he will accept any such valuations so negotiated between the Company and HM Revenue & Customs for all tax purposes and the Company agrees that as soon as reasonably practicable following the issue of the Consideration Shares pursuant to the Agreement it shall seek to agree the initial unrestricted market value of the shares with HM Revenue & Customs.

20.3	Those Sellers who are to remain as employees of the Company following Completion undertake jointly and severally to indemnify the Company for any income tax under PAYE, employer and employee national insurance contributions, interest and/or penalties thereon incurred in relation to any enquiries, negotiation or settlement of such tax and national insurance arising out of or in connection with the Consideration Shares and for the avoidance of doubt pursuant to the making of the election under clause 20.1.

21	COSTS

21.1	Each party shall be responsible for its own and the Company’s legal, accountancy and other costs and expenses incurred in relation to the sale and purchase of the Shares and the Sellers confirm that no cost or expense of whatsoever nature relating to the sale and purchase of the Shares has been or is to be borne by any Group Company.

21.2	For the avoidance of doubt, and without prejudice to the provisions of Schedule 8 (Tax Covenant) the Buyer shall be responsible for all stamp duty, stamp duty reserve tax and other similar taxes in connection with this agreement, the registration of the Shares and each document referred to in this agreement.

22	DEFAULT INTEREST

22.1	If any party defaults in the payment when due of any sum payable under this agreement (whether payable under its terms or by agreement or by a court order or otherwise) the liability of that party shall be increased to include interest on such sum from the date when such payment was due until the date of actual payment (as well after as before judgment) at a rate per annum of one per cent above the base rate from time to time of Barclays Bank plc. Such interest shall accrue from day-to-day and shall be compounded annually.

23	SET-OFF

23.1	Subject to clause 23.3 the Buyer shall be entitled but not obliged at any time or times to set off any liability of the Sellers to the Buyer against any liability of the Buyer to the Sellers (in either case howsoever arising save in respect of future claims which have not arisen at the date of set-off and irrespective of the currency of its domination) and may for such purpose convert or exchange any currency at the Relevant Exchange Rate.

23.2	Any exercise by the Buyer of its rights under this clause shall be without prejudice to any other rights or remedies available to the Buyer under this agreement or otherwise.

23.3	Such set-off shall take effect as follows:

(a)	Before exercising any right of set-off, the Buyer shall provide in good faith written notice (the “Set-Off Notice”) to the Sellers’ Representative specifying in reasonable detail the basis of such set-off and the amount which in the Buyer’s reasonable opinion represents the likely amount of any award or settlement in the Buyer’s favour, together with the associated reasonable costs and other out-of-pocket expenses properly incurred by the Buyer in bringing such claim against the Sellers (the “Set-Off Amount”). The Buyer acknowledges that the Set-Off Amount in any Set-Off Notice may not when aggregated with all other Set-Off Amounts in any other Set-Off Notices exceed the aggregate amount in respect of which the Warrantors would be liable pursuant to paragraph 1.2 of Schedule 5 as at the date of such Set-Off Notice but, for the avoidance of doubt the Buyer shall not be prevented from serving further Set-Off Notices relating to the same subject matter at a later date (but only to the extent that the relevant Set-Off Amount has not already been the subject of any right of set-off), in the event that the aggregate amount in respect of which the Warrantors would be liable pursuant to paragraph 1.2 of Schedule 5 is increased;

(b)	In the event that the Sellers’ Representative disputes the Buyer’s right of set-off and/or any provision set out in the Set-Off Notice, the Sellers’ Representative shall have 10 Business Days from receipt of the Set-Off Notice in which to dispute the same and shall promptly provide written notice to the Buyer specifying in reasonable detail the basis on which he (on behalf of the Sellers or Warrantors as the case may be) opposes the Buyer’s claim (the “Dispute Notice”);

(c)	Following receipt of a Dispute Notice by the Buyer, the parties agree to use all reasonable commercial efforts to resolve such dispute promptly. In the event that the parties are unable to reach agreement within 10 Business Days of receipt of the relevant Dispute Notice the matters in dispute shall be referred for resolution on the application of either the Buyer or the Sellers’ Representative to an independent Queens Counsel in England and Wales of at least 10 years standing and experience in commercial law, or in the case of a Tax Warranty or claim under the Tax Covenant, tax law) (the “Counsel”) to be appointed by agreement between the Buyer and the Sellers’ Representative within 10 Business Days of the request by either party to so agree or, in default of agreement, selected by the Chairman for the time being of the Bar Council or his duly appointed deputy.

(d)	Counsel shall determine whether on the balance of probability the Buyer’s Claim will be successful and that the request to make a set-off is bona fide and (to the extent it is so determined) whether the amount claimed by the Buyer in respect of the Claim or other liability pursuant to the terms of this agreement is a reasonable estimate by the Buyer of the Sellers’ (or Warrantors’ as the case may be) liability, in which case the amount so claimed shall thereafter constitute the Set-Off Amount. If Counsel decides that the amount claimed by the Buyer is insufficient or excessive, Counsel shall determine what is a reasonable estimate. and such estimate shall thereafter constitute the Set-Off Amount.

(e)	The parties shall use all reasonable efforts to provide Counsel promptly on request such information and such explanations as Counsel may reasonably request and in a timely fashion as is necessary to enable Counsel to determine the existence and amount of the Claim or other liability pursuant to the terms of the agreement.

(f)	In giving his decision Counsel shall declare the Set-Off Amount (if any) that should be retained by the Buyer pending formal resolution of the matter the subject of the Set-Off Notice.

(g)	The costs of Counsel pursuant to the provisions of this clause 23.3 shall be paid as Counsel may direct. Any decision of Counsel shall be final and binding upon the parties (in relation to the issue of set-off alone and save in the case of manifest error) and shall be given by him as expert and not as arbitrator.

23.4	If the Buyer issues a Set-Off Notice (in accordance with the provisions of clause 23.1), it shall be under no obligation to pay any Consideration to the Sellers’ (or Warrantors’ as the case may be) under this Agreement (provided such Set-Off Notice has been issued in good faith) until such time as the parties shall have agreed or Counsel shall have determined the existence and amount of that liability in accordance with the provisions of clause 23.3.

23.5	If Counsel determines that on the balance of probability the Buyer’s Claim will not be successful, the Buyer will forthwith pay to the Sellers any amount which would have been payable but for the issue of the Set-Off Notice, together with interest from the date such amount became payable at the rate set out in clause 22.

24	GENERAL

24.1	All provisions of this agreement which are capable of performance after Completion, which are capable of having or taking effect following Completion and all representations, warranties, covenants, indemnities, agreements and other undertakings contained in this agreement shall continue in full force and effect notwithstanding Completion and Completion shall not constitute a waiver of any of the Buyer’s rights.

24.2	Time shall be of the essence as regards any time, date or period (whether as originally fixed or as properly altered) under this agreement.

24.3	No purported variation of this agreement shall be effective unless it is in writing and is duly executed by each party.

24.4	Each provision of this agreement is severable and distinct from the others. If any such provision is or becomes invalid, illegal or unenforceable, then that provision shall be deemed not to form part of this agreement but this shall not affect or impair the validity, legality or enforceability of the remainder of this agreement.

24.5	This agreement may be entered into in the form of two or more counterparts each executed by one or more of the parties but, taken together, they shall constitute one and the same instrument.

24.6	The rights and remedies provided in this agreement are cumulative and not exclusive of any rights or remedies provided by law.

24.7	The restrictions contained in clauses 12 and 13 shall continue in full force and effect without limit in time and whether or not this agreement is terminated.

25	GOVERNING LAW AND JURISDICTION

25.1	This agreement shall be governed by and construed in accordance with English law.

25.2	The parties submit to the exclusive jurisdiction of the courts of England for all purposes relating to this agreement.

25.3	Each Seller irrevocably authorises and appoints the Sellers’ Representative as his agent to accept on his behalf service of all legal process arising out of or in connection with this agreement and such service shall be deemed complete whether or not forwarded to or received by the relevant Seller(s).

IN WITNESS whereof this agreement has been entered into as a deed on the date set out on page 1.

Schedule 1

	(1) Name	(2) Address	(3) Shares held	(4) Options held	(5) Relevant Proportion (%)	(6) Cash Payment(£)
	Andrew Thomas Birchall	Weir Water Adminds Bridge Lane Stone Hill East Grinstead West Sussex RH19 4NN	4,715,880	None	50	3,709,507.00

	Anthony William Kelly	29 Beauchamp Road East Molesey Surrey KT8 0PA	2,641,335	None	28	2,077,323.92

	Judith Kelly	29 Beauchamp Road East Molesey Surrey KT8 0PA	822,050	None	8.72	646,938.02

	Michael Kelly	Tree Ways Morpeth NE61 6QQ	1,252,500	None	13.28	985,245.06

TOTAL			9,431,765		100	7,419,014

Schedule 2

Part A

The Company

Date and place of incorporation:	23 October 2000 United Kingdom

Registration Number:	04094951

Registered office:	253 Grays Inn Road, London, WC1X 8QT

Authorised share capital:	£1,000,000 divided into 100,000,000 ordinary shares of £0.01 each

Issued share capital:	13,020,000 ordinary shares held as follows:

	Name	No. of shares
	Andrew Thomas Birchall	4,715,880

	Anthony William Kelly	2,641,335

	Judith Kelly	822,050

	Michael Kelly	1,252,500

	SeaChange International Inc	3,588,235

Directors:	Andrew Thomas Birchall William Lewis Fiedler Anthony William Kelly Simon McGrath William Casper Styslinger III

Secretary:	Raksha Patel

Auditors:	PricewaterhouseCoopers LLP

Bankers:	The Royal Bank of Scotland 62/63 Threadneedle Street P O Box 412 London EC2R 8LA Bank of Scotland Specialist Deposit Services Ground Floor, New Uberior House 11 Earl Grey Street, Edinburgh EH9 3BN

Accounting reference date:	31/08

Charges:	None

Guarantees given:	None

Part B

The Subsidiaries

Name	On Demand Productions Limited

Date and place of incorporation:	14 January 2000, United Kingdom

Registered Number:	03906929

Registered office:	253 Grays Inn Road, London, WC1X 8QT

Authorised share capital:	£10,000 divided into 10,000 ordinary shares of £1 each

Issued share capital	200 ordinary shares of £1 each held by On Demand Group Limited

Directors:	Andrew Thomas Birchall Anthony William Kelly

Secretary:	Raksha Patel

Auditors:	PricewaterhouseCoopers LLP

Bankers:	The Royal Bank of Scotland 62/63 Threadneedle Street P O Box 412 London EC2R 8LA Bank of Scotland Specialist Deposit Services Ground Floor, New Uberior House 11 Earl Grey Street, Edinburgh EH9 3BN

Accounting reference date:	31/08

Charges:	None

Guarantees given:	None

Name	On Demand Management Limited

Date and place of incorporation:	17 November 1994, United Kingdom

Registered Number:	02975644

Registered office:	253 Grays Inn Road, London, WC1X 8QT

Authorised share capital:	£100,000 divided into 2,000,000 ordinary shares of 5p each

Issued share capital	2,000,000 ordinary shares of 5p each held by On Demand Group Limited

Directors:	Nicholas Bingham Andrew Thomas Birchall Anthony William Kelly

Secretary:	Raksha Patel

Auditors:	PricewaterhouseCoopers LLP

Bankers:	The Royal Bank of Scotland 62/63 Threadneedle Street P O Box 412 London EC2R 8LA Bank of Scotland Specialist Deposit Services Ground Floor, New Uberior House 11 Earl Grey Street, Edinburgh EH9 3BN

Accounting reference date:	31/08

Charges:	None

Guarantees given:	None

Name	Chamberdrive Limited (application for striking off in process)

Date and place of incorporation:	2 April 2000, United Kingdom

Registered Number:	04407352

Registered office:	253 Grays Inn Road, London, WC1X 8QT

Authorised share capital:	£100 divided into 100 ordinary shares of £1 each

Issued share capital	1 ordinary share of £1 credited as fully paid held by On Demand Group Limited

Directors:	Andrew Thomas Birchall Anthony William Kelly

Secretary:	Andrew Thomas Birchall

Auditors:	PricewaterhouseCoopers LLP

Bankers:	None

Accounting reference date:	30/04

Charges:	None

Guarantees given:	None

Schedule 3

Completion

1	On Completion:

1.1	The Sellers shall deliver to the Buyer or make available for collection by the Buyer or its authorised representatives:

(a)	stock transfer forms in respect of the Shares duly completed and executed in favour of the Buyer or as it may direct, together with the relevant share certificates (or an express indemnity in a form satisfactory to the Buyer in the case of any missing certificate) and duly executed powers of attorney or other authorities under which any of the transfers have been executed;

(b)	copies of forms completed by those holders of options under the On Demand Group Limited Share Option Scheme 2005 who have agreed to cancel their options in exchange for a cash payment payable by Andrew Thomas Birchall and Anthony William Kelly;

(c)	copies of exercise notices and stock transfer forms executed by or on behalf of Nick Bingham, Simon McGrath and Tim Simmons in relation to the transfer of shares previously held by the On Demand Group Employee Benefit Trust;

(d)	any waivers or consents specified by the Buyer prior to Completion in the Agreed Form to enable the Buyer or its nominees to become the registered holders of the Shares;

(e)	the statutory and minute books (written up-to-date), common seal (if any), certificate of incorporation and any certificate or certificates of incorporation on change of name;

(f)	the financial and accounting books and records of each Group Company;

(g)	duly completed and executed transfers (in favour of such person(s) as the Buyer may direct) of all shares or other interests in the Subsidiaries not registered in the name of the Company or any other Group Company together with the relevant share certificates;

(h)	a deed of release and letter of non-crystallisation in the Agreed Form in respect of each and any Encumbrance to which the Shares, the Company or any of its property or assets is subject;

(i)	evidence in a form satisfactory to the Buyer that each Group Company is released from all Encumbrances and Guarantees given by, or binding on them in respect of any debt, liability or other obligation of any person other than a Group Company;

(j)	the Bank Reconciliation Statement;

(k)	a letter from the Company to be sent to such persons as may be agreed by the Sellers and the Buyer notifying them of Completion;

(l)	all cheque books and unused cheques and paying-in-books in the name of any Group Company and all credit, debit and charge cards held by any person other than those held by Andrew Thomas Birchall or Anthony William Kelly for the account of any Group Company;

(m)	the service agreement between each of Andrew Thomas Birchall and Anthony William Kelly and the Company duly executed by them;

(n)	Compromise Agreements (in the Agreed Form);

(o)	a letter executed as a deed, in the Agreed Form from each of Nick Bingham and Tim Simmons each resigning from their position as director from On Demand Management Limited and On Demand Productions Limited respectively;

(p)	a letter, in the Agreed Form, from Andrew Thomas Birchall, Simon McGrath and Anthony William Kelly addressed to the Company and the Buyer, waiving all rights to receive any special bonus which may arise as a result of Completion;

(q)	a deed, in the Agreed Form, executed by each of the Sellers formally terminating (with effect from Completion) the amended and restated shareholders agreement dated 16 October 2003 made between (inter alia) the Company and Anthony Kelly (the “Shareholders Agreement Termination Deed”);

(r)	a deed, in the Agreed Form, executed by each of the Sellers, formally terminating (with effect from Completion) the amended and restated Business Development Agreement dated 16 October 2003 (as amended) and made between (inter alia) the Company and the Buyer (the “Business Development Agreement Termination Deed”).

1.2	The Sellers shall repay or procure repayment of all sums (if any) owing to any Group Company by the Sellers or by the directors of any Group Company or any of their connected persons whether or not such sums are due for repayment.

1.3	The Sellers shall procure that a meeting of the board of directors of the Company is held at which:

(a)	the stock transfer forms referred to in paragraph 1.1(a) of this Schedule are approved and (subject only to their being duly stamped) registered in the Company’s books notwithstanding any provision to the contrary in the Company’s articles of association;

(b)	the persons nominated by the Buyer are appointed as directors and secretary of the Company;

(c)	the accounting reference date of the Company is changed from 31 August to 31 January;

(d)	all existing mandates given by the Company to its bankers are revoked and/or revised in such manner as the Buyer may require;

(e)	the service agreements between each of Andrew Thomas Birchall and Anthony William Kelly and the Company are approved and entered into by the Company.

1.4	The Buyer shall deliver:

(a)	as evidence of the authority of each person executing the following documents:

(i)	this agreement;

(ii)	the Disclosure Letter;

(iii)	the Shareholders Agreement Termination Deed;

(iv)	the Business Development Agreement Termination Deed;

(v)	any other Buyer Documents,

a copy of the minutes of a duly held meeting of the directors of the Buyer (or a duly constituted committee thereof) authorising the execution by the Buyer of the Buyer Documents and, where such execution is authorised by a committee of the board of directors of the Buyer, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof; or a copy of the power of attorney conferring the authority, in each case certified to be a true copy by a director or secretary of the Buyer;

(b)	each of the Buyer’s Documents, each executed by the Buyer.

1.5	The Sellers and the Buyer (acting together) shall procure the waiver of any rights of pre-emption over any of the Shares held by any other person.

Schedule 4

Warranties

In this schedule each reference to the Company shall be deemed (unless the context otherwise requires) to include each Group Company.

In this schedule each of the Warranties shall be construed so that it shall apply to and with the same effect in relation to each jurisdiction outside of England and Wales in which the Group’s business is currently carried on and without prejudice to the generality of the foregoing any reference to Acts of Parliament, subordinate legislation or law applicable to England and Wales whatsoever shall be deemed in the case of any other jurisdiction in which part of such business is carried on to refer to the equivalent law or subordinate legislation or regulation (if any) in that jurisdiction, any reference to an accounting term which has specific meaning in England and Wales shall be deemed in the case of any other jurisdiction in which part of such business is carried on to refer to the equivalent accounting term (if any) in that jurisdiction and reference to England or the United Kingdom or to any English or United Kingdom body shall be deemed in the case of any other jurisdiction in which part of that business is carried on to refer to the equivalent body (as the case may be) or term (if any) in such jurisdiction in each case only in so far as relates to that part of such business carried on in each of such jurisdictions.

Part A

Sellers’ Warranties

1	POWERS OF THE SELLERS

1.1	Authority to enter this agreement

Each of the Sellers has the legal right and full power and authority to enter into and perform his obligations under this agreement and any other documents to be executed by the Sellers in connection with this agreement. When executed, each Sellers’ obligations under this agreement and any other documents executed in connection with it will be enforceable in accordance with their terms.

1.2	Shares

(a)	No person other than the Seller has any legal or beneficial entitlement to the Shares listed in Schedule 1 as being held by such Seller.

(b)	There is no Encumbrance on the Shares listed in Schedule 1 as being held by such Seller (or any unissued shares of the Company) and no person has claimed to be entitled to an Encumbrance on such Shares (or any unissued shares of the Company).

(c)	Other than this Agreement, there is no Contract and no person has any right requiring the allotment, issue, sale, transfer, conversion, purchase, redemption or repayment of or any other interest in the Shares listed in Schedule 1 as being held by such Seller.

(d)	Each Seller is the registered holder of the number and class of Shares set opposite his name in Schedule 1.

Part B

General

1	SHARES AND CONSTITUTION

1.1	Incorporation and capacity

The Company is a company which is duly incorporated and validly existing under the laws of England and Wales and has full power and authority to carry on its business.

1.2	Shares

(a)	The Shares have been lawfully issued, are fully paid and taken together with the ordinary shares in the Company held by the Buyer immediately prior to Completion, constitute the entire issued share capital of the Company.

(b)	No person other than the Sellers has any legal or beneficial entitlement to the Shares.

(c)	There is no Encumbrance on the Shares (or any unissued shares of the Company) and no person has claimed to be entitled to an Encumbrance on the Shares (or any unissued shares of the Company).

(d)	Other than this Agreement, there is no Contract and no person has any right requiring the allotment, issue, sale, transfer, conversion, purchase, redemption or repayment of or any other interest in any share (whether issued or not) in the capital of the Company (including any options or pre-emption rights).

(e)	Each of the persons shown in Schedule 1 is the registered holder of the number and class of Shares set opposite his name in Schedule 1.

1.3	Memorandum and articles

The memorandum and articles of association of the Company available for inspection at Companies House as at the date two Business Days prior to Completion are true and complete, and have not been amended since such date.

1.4	Books and records

(a)	All statutory books, (including all register and minute books) of the Company have been properly kept in all material respects.

(b)	All material documents which should have been filed by the Company with the Registrar of Companies have been duly filed.

1.5	Subsidiaries and interests

(a)	The Subsidiaries are wholly owned by the Company free from any Encumbrance.

(b)	Other than the Subsidiaries, the Company has never had and has not agreed to acquire any:

(i)	interest in the share capital of, or other investment in, any undertaking; or

(ii)	branch, agency, establishment, operations or other assets whatsoever outside the United Kingdom.

1.6	Shadow directors

The Company has no shadow directors.

1.7	FilmFlex Movies Limited

The Company has received no notification from FilmFlex Movies Limited that additional funding is required pursuant to the FilmFlex Agreement.

2	ACCOUNTS

2.1	General

The Accounts:

(a)	have been prepared in accordance with the Companies Act 1985 and 1989 and generally accepted accounting standards, principles and practices in the United Kingdom and on the same basis as that adopted in preparing the Company’s audited accounts for the preceding three financial periods;

(b)	give a true and fair view of the state of affairs and assets and liabilities of the Company as at the Accounts Date and its profits or losses for the financial year ended on that date;

(c)	make full provision for all actual liabilities (including any deferred taxation) and proper provision for any contingent liabilities;

(d)	make full provision for:

(i)	bad or doubtful debts (if known);

(ii)	the depreciation of assets;

(iii)	the future cost of any unfunded commitments under any pension scheme involving the Company.

2.2	Unusual factors

The results shown by the Accounts and the audited accounts (including any consolidated accounts) for each of the preceding three financial periods of the Company have not (save as fairly disclosed therein) been affected by any unusual or non-recurring item or by any other factor.

2.3	Management Accounts

The Management Accounts have been prepared in good faith on a basis consistent with the Accounts and to the best of the knowledge, information and belief of the Warrantors, give a materially accurate view of the assets and liabilities of the Company as at their date and of the profits and losses for the period in respect of which they have been prepared.

2.4	Debts

Save as provided for in the Accounts or the Management Accounts, all debts due to the Company will so far as the Sellers are aware realise their full amount in cash in accordance with the Company’s normal terms for payment.

3	CHANGES SINCE THE ACCOUNTS DATE

3.1	General

(a)	Since the Accounts Date:

(i)	there has been no (and so far as the Warrantors are aware there have been no circumstances reasonably likely to give rise to any) material adverse change in the financial or trading position or prospects of the Company;

(ii)	the Company’s business has been carried on in the ordinary course, on arm’s length terms and so as to maintain the same as a going concern;

(iii)	otherwise than in the ordinary course of business or as otherwise disclosed in the Management Accounts, the Company has not entered into any transaction or assumed or incurred any liabilities or made any payment not provided for in the Accounts in excess of £5,000;

(iv)	the Company has not made any material changes in the terms or conditions of those contracts provided to the Buyer in the Disclosure Bundle, which changes have had or could reasonably be expected to have a material adverse effect on the Company;

(v)	no dividends or other distributions have been declared, made or paid or agreed to be paid by the Company;

(vi)	the Company has paid its creditors owed amounts in excess of £5,000 within the time limits agreed with such creditors;

(vii)	the Company has not purchased, redeemed or repaid any of its share or loan capital (or agreed to do any of the same).

4	ASSETS

4.1	Ownership and condition

(a)	All assets (tangible and intangible) used by the Company are legally and beneficially owned by the Company free from any Encumbrance and are, where capable of possession, in the possession of or under the control of the Company.

(b)	The Company owns all assets (tangible and intangible) which it uses to carry on its business as currently conducted.

(c)	All equipment owned by the Company is in good working condition (fair wear and tear excepted), and so far as the Sellers are aware complies with appropriate safety regulations.

(d)	So far as the Sellers are aware all equipment used by the Company is in good working condition (fair wear and tear excepted) and complies with appropriate safety regulations.

4.2	Hire purchase and leased assets

All material bills of sale, hire-purchase, credit or conditional sale, leasing, rental or other similar agreements to which the Company is a party are listed in the Disclosure Letter, and have been entered into in the ordinary course of business and neither the Company nor, to the knowledge of the Warrantors, the other party thereto is in breach of any such agreement.

4.3	Capital expenditure

Details of the capital commitments of the Company exceeding £5,000 are set out in the Disclosure Letter.

5	TRADING AND CONTRACTS

5.1	Material Contracts

(a)	Set forth in the Disclosure Letter is each Contract that:

(i)	is of an unusual or abnormal nature relative to the Company’s business or operation and is material to the Company’s business;

(ii)	is of a long term nature (that is, unlikely to have been fully performed in accordance with its terms within six months after the date on which it was entered into or undertaken);

(iii)	is incapable of lawful termination (which for these purposes shall include without the payment of compensation) by the Company at any time on no more than three months’ notice;

(iv)	entitles the other party to cease or reduce trading or alter the terms on which it deals with the Company as a result of an ODG Sale;

(v)	is likely to result in a loss to the Company or which cannot readily be fulfilled by the Company on time without undue expenditure of money, effort or personnel;

(vi)	places the Company under any prospective or contingent liability in respect of any disposal by the Company of any of its assets;

(vii)	involves payments by or to the Company by reference to fluctuations in any index or the rate of exchange for any currency or commodity;

(viii)	relates to distributorship, agency, marketing, licensing, management or the use of any confidential information;

(ix)	relates to any joint venture, consortium, partnership or other association (other than a bona fide trade association);

(x)	confers any power of attorney or other authority to any person to enter into any Contract on behalf of the Company (other than to directors or employees to enter into routine trading contracts in the normal course of their duties);

(xi)	grants to the Company the right to use Intellectual Property Rights owned by a third party (other than contracts as may exist solely between any of the Group Companies) and which Intellectual Property Rights are material to the generation of the Company’s business;

(xii)	contains a change of control provision; and

(xiii)	other than in relation to any of the Group Companies as between themselves, permits the use by a third party of Intellectual Property Rights of the Company ((i) through (xiii), collectively the “Material Contracts”);

and the Company has no outstanding offer capable of acceptance which could give rise to any of the same. Neither the Company nor, to the knowledge of the Warrantors, any other party to a Material Contract is in breach of its obligations thereunder or would be in breach as a result of the transactions contemplated by this agreement.

5.2	Effect of sale

Neither this agreement nor any document to be executed at or before Completion in connection with the transactions contemplated hereby will so far as the Warrantors are aware but without making any enquiry of customers or suppliers, cause any customer or supplier party to a Material Contract to cease or reduce trading or alter the terms on which it deals with the Company or be likely to result in any customer or supplier party to a Material Contract to cease or reduce trading or alter the terms on which it deals with the Company.

5.3	Contracts with connected persons

(a)	Except with respect to Contracts by and between the Company and the Buyer, there is not, nor during the past three years has there been, any Contract to which the Company is a party and in which any of the Sellers or any other person beneficially interested in the share capital of the Company at that time or any director of the Company (except for service agreements) or any person connected with any of them is or has been interested.

(b)	None of the Sellers or any director of the Company (other than Messrs Fiedler and Styslinger) has any interest in any other company or business which is in competition with the Company.

6	FINANCE

6.1	Bank borrowings

Material details of all bank accounts of the Company are attached to the Disclosure Letter. The Bank Reconciliation Statement is true and accurate and reflects all uncleared effects of the Company as at the date thereof.

6.2	Guarantees and indemnities

(a)	Other than pursuant to the Material Contracts the Company is not a party to and has no liability (including any prospective or contingent liability) under any guarantee, indemnity or other agreement to secure or support an obligation of a third party.

(b)	The Company is not dependant on or supported by any guarantee or indemnity or other similar obligation or comfort given by another person.

6.3	Indebtedness

There is no outstanding indebtedness on any account whatever owing by the Company to any of the Sellers or from any of the Sellers to the Company.

7	INTELLECTUAL PROPERTY RIGHTS

7.1	Ownership

(a)	Set out in the Disclosure Letter are the following:

(i)	a list of all material Intellectual Property Rights of which the Company is, or has applied to be registered as proprietor;

(ii)	a list of all material Intellectual Property Rights of which the Company is the sole unencumbered legal and beneficial owner but which are not registered;

(iii)	a list of all material Intellectual Property Rights of which the Company is the licensee.

(b)	The Company is the sole unencumbered legal and beneficial owner capable of transferring with full title guarantee and, where registered, the sole registered proprietor of all Intellectual Property Rights detailed pursuant to paragraph 8.1 (a) (i) and (ii).

(c)	So far as the Warrantors are aware, there are no circumstances (other than the non-payment of renewal fees not yet due) whereby any of the Intellectual Property Rights owned or used by the Company could be terminated or restricted. All renewal fees regarding the Intellectual Property Rights owned or used by the Company due on or before the Completion Date have been paid in full.

(d)	So far as the Warrantors are aware, all patentable inventions made by employees of the Company and used or intended to be used in the business of the Company were made in the normal course of the duties of the employees concerned and there are no outstanding or probable claims against the Company under any contract or under Section 40 of the Patents Act 1997 or any equivalent provision of any foreign law providing for employee compensation or ownership in respect of any rights or interests in Intellectual Property Rights.

7.2	Infringement

So far as the Warrantors are aware the Company has not wrongfully or unlawfully acquired, misused or infringed the Intellectual Property Rights of any third party and, to the knowledge of the Warrantors, none of the Intellectual Property Rights owned by the Company have been misused or infringed and no third party has threatened in writing such misuse or infringement.

7.3	Confidential Information

(a)	Other than in the ordinary course of business there has been no disclosure of or agreement to disclose to any person other than the Buyer, employees or former employees of the Company any of the Confidential Information, commercial or industrial know-how or the trade secrets of the Company.

(b)	There has been and is no misuse by the Company of any Confidential Information or know-how belonging to a third party.

8	IT SYSTEMS

In this paragraph 8:

(a)	the “Proprietary Software” means all computer programs installed by or on behalf of the Company for third parties during the period of three years prior to the Completion Date or designed, written, developed, supplied or licensed by or on behalf of the Company;

(b)	the “Standard Software” means all other computer programs (other than “off the shelf” commercially available programs on products) currently used in connection with the business of the Company;

(c)	the “Software” means the Proprietary Software and the Standard Software together; and

(d)	the “Hardware” means any and all computer, telecommunications and network equipment and any equipment which contains a microprocessor created, installed or used in the business of the Company.

8.2	Proprietary Software

(a)	Material details of all Proprietary Software are set out in the Disclosure Letter.

(b)	Save as set out in the Disclosure Letter the Company owns the copyright in the Proprietary Software free from Encumbrance and no property rights of the Company in the Proprietary Software have been sold, assigned, licensed or disposed of to any party other than by the granting of non-exclusive licences to customers of the Company in the ordinary course of its business.

(c)	Save as set out in the Disclosure Letter, the Company is not party to any contract requiring the Company to place in escrow, or otherwise to permit any third party to use or have access to, the source code to any of the Proprietary Software.

8.3	Licences

(a)	So far as the Warrantors are aware, the Company has been validly permitted to use the Standard Software pursuant to licences which are in full force and effect. Material details of all Standard Software and such licences are set out in the Disclosure Letter.

(b)	The Company either owns the Hardware, or has been validly permitted to use the Hardware pursuant to agreements which are in full force and effect. Full details of all Hardware, ownership of and rights to use such Hardware are set out in the Disclosure Letter.

(c)	In respect of all licences and agreements referred to in Warranties 8.3(a) and (b) all fees and other payments have been paid when due and so far as the Warrantors are aware, there has been no material breach of such licences or agreements by the Company or any other party.

8.4	Maintenance, escrow and security

(a)	The Company has access to the source code of Software licensed or sub-licensed to it in terms of agreements between the owners of the copyright in such Software and deposit agents which are attached to the Disclosure Letter.

(b)	If the persons who provide maintenance and/or support services in respect of the Software and/or Hardware cease or are unable to do so, the Company has all the necessary rights and information to enable it or a third party to continue to maintain and/or support the Software and/or Hardware.

(c)	The Company holds up-to-date functioning back-up copies of the Standard Software and (where supplied to a third party) of any of the Proprietary Software.

(d)	The Company has in place procedures which it reasonably believes to be appropriate to prevent unauthorised access to and the introduction of viruses to the Software and has in place arrangements for taking and storing both on-site and off-site back-up copies of the Software and data contained thereon.

8.5	General

So far as the Warrantors are aware none of the Software or Hardware is currently infected by any virus or other extraneously-induced malfunction or is currently suffering from any failure or breakdown which may reasonably cause disruption or interruption to the business of the Company.

9	DIRECTORS, WORKERS AND EMPLOYEES

In this paragraph, “Employees” means all the employees of the Company and any other Group Company employed at the date of this agreement as listed in the Disclosure Letter

9.1	Particulars of Workers

(a)	There is attached to the Disclosure Letter the following details for each Employee:

(i)	name, period of any continuous employment, employing company, location, job title or job description, hours per week worked, notice entitlement (of the Employee and the Company);

(ii)	all remuneration and benefits actually provided or which the Company is bound to provide (whether now or in the future) including details of any review, overtime pay and commission and bonus arrangements (whether contractual or discretionary) and details of any incentive schemes operated by the Company including a list of those individuals entitled to participate and details of their respective entitlements and details of any benefit schemes, arrangements and understandings operated for all or any of the Employees or former employees or workers of the Company or their dependants whether legally binding on the Company or not.

(b)	There are attached to the Disclosure Letter:

(i)	copies of all written contracts (together with details of any material terms not contained in the contracts); and

(ii)	details of any unwritten contracts

whereby an individual (“Consultant”) undertakes to do or perform personally any work or services for the Company or any Group Company (such contracts together referred to as the “Consultancy Agreements”)

9.2	Terms and conditions

(a)	Copies of the following are attached to the Disclosure Letter:

(i)	all standard terms and conditions of employment between the Company and its Employees. Each Employee is employed on terms that are similar in all material respects to the standard terms and conditions as disclosed at File 3, Tab 15 of the Disclosure Letter;

(ii)	all service agreements or terms of engagement between the Company and its directors;

(iii)	all staff handbooks and policies which apply to Employees;

(iv)	all existing Contracts and/or details of any customs or practice for the benefit of any persons concerning the making of any payments or the provision of any benefits on termination of employment (whether on retirement, redundancy or otherwise).

(b)	There are no existing or anticipated share incentive or share option schemes in relation to which the Company is, or may be, liable to issue shares.

(c)	A change in control of the Company as a result of this Agreement will not affect any terms of engagement for any Employee and no Employee is entitled to an additional payment or benefit as a consequence of a change of control of the Company under this Agreement. Details of the special bonus scheme in respect of which entitlements have been waived in relation to this agreement are attached to the Disclosure Letter.

9.3	Changes to terms

Since the Accounts Date no change has been made, or agreed to be made, to the fee payable by the Company under any Consultancy Agreements and/or to the remuneration payable to and benefits receivable by the Employees.

9.4	Records

(a)	So far as the Sellers are aware, the Company has maintained materially up-to-date, accurate and adequate records concerning the employment of its Employees or the engagement of its workers (including any Consultants).

(b)	There are no arrangements, practices, policies or procedures operated by the Company which contravene the Working Time Regulations 1998, the National Minimum Wage Act 1998 nor, so far as the Sellers are aware, which contravene the Data Protection Act 1998 and the Company has kept all records required by those regulations/acts.

9.5	Outstanding offers and notice of termination

(a)	There is no outstanding offer to employ or engage any person to provide services to the Company, and no person has accepted such an offer who has not yet taken up the position accepted.

(b)	The terms of employment of all Employees are such that their employment or engagement may be terminated by three month’s notice or less without liability for any payment including for damages or compensation (other than for statutory compensation).

(c)	Since the Accounts Date no Employee earning in excess of £45,000 per annum (or equivalent pro-rata sum for part-time Employees) has given or been given notice to terminate his contract of employment or engagement and the Company is not in the process of effecting any such termination.

9.6	Absences, disciplinary warnings and other procedures

(a)	There are no Employees who are currently on maternity leave or paternity leave or parental leave, or who are absent from work (other than as a result of ill health) in accordance with the terms of any agreement or arrangement (written or otherwise) pursuant to which they have a right to return to work.

(b)	There are no Employees who are absent from work for any reason other than normal annual leave or continuous ill health absence of less than 15 of their normal working days.

(c)	No Employee is subject to a current disciplinary warning or current action under any other procedure.

9.7	Secondments and third party workers

(a)	There are no persons providing services to the Company who have been seconded from another person other than another Group Company and no Employees are currently seconded from the Company to provide services to another person other than another Group Company.

(b)	There are no Contracts in place concerning the supply of one or more workers to the Company by a third party including agency, contract or temporary workers.

9.8	Payments up to Completion and outstanding loans

With the exception of PAYE and National Insurance contributions in respect of the payment period current at the date of this agreement, remuneration or fees accrued but not yet payable and the reimbursement of expenses, no amount (including by way of Taxation) due to or in respect of any Employee or former employee or Consultant of the Company is in arrears and there are no outstanding loans or advances from the Company to any Employee or former employee or Consultant (whether of money or any other asset).

9.9	Redundancy and other payments

Save as disclosed under 9.2(a)(iv) and 9.8 above, no payment remains unpaid or has been agreed to be made by the Company following Completion in connection with the actual or proposed termination (except statutory redundancy payments), breach, suspension or variation of any employment or engagement of any of its Employees or former employees or the Consultants or other workers of the Company and there are no outstanding obligations for the Company to pay any fees, compensation or gratuitous payments to any such person.

9.10	Claims and investigations

(a)	There are no existing nor, so far as the Sellers are aware, pending claims by or disputes with, any of the Employees and/or Consultants and/or any agency or temporary workers (whether previous, present or prospective) or any trade unions or employee representatives and so far as the Sellers are aware there are no circumstances which are likely to give rise to any such claims or disputes.

(b)	There are no formal enquiries or investigations or prosecutions existing, pending or threatened affecting the Company in relation to any Employee by the Equal Opportunities Commission, the Commission for Racial Equality, the Disability Rights Commission or the Health and Safety Executive or any local authority or any other bodies with similar functions or powers in relation to workers.

9.11	Duty to inform and consult and transfer regulations

(a)	In the past year, the Company has not:

(i)	given notice of any redundancies to the Department of Trade & Industry;

(ii)	started consultations with any trade union or employee representatives; or

(iii)	failed to comply with any statutory obligation, in relation to any redundancies under Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992

(b)	In the past three years, the Company has not been party to any relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended)) or failed to comply with any duty to inform or consult any trade union or employee representatives under those Regulations.

9.12	Industrial relations

(a)	There is no collective labour agreement or other arrangement (whether binding or not) between the Company and any trade union or any other body or person representing the employees and no such union or body is recognised by the Company for the purposes of collective bargaining. There are no standing employee representatives representing any of the Employees.

(b)	The Company has not received a request for trade union representation pursuant to Part I of the Trade Union and Labour Relations (Consolidation) Act 1992 and, so far as the Sellers are aware, there are no facts or circumstances that might give rise to any such request.

(c)	The Disclosure Letter contains true, up-to-date and complete copies of all trade union recognition and other collective labour agreements, agreements with staff associations or employee representatives, European Works Council agreements and Workforce agreements.

(d)	During the year preceding the date of this agreement there has been no trade dispute (as defined in section 218 of TULR(C)A 1992) involving any Employee, trade union (whether recognised or not), staff association, worker representatives or any other body representing Employees and the Company is not involved in any such dispute and, so far as the Sellers are aware, there are no circumstances which are likely to give rise to any such dispute and no industrial action involving the Employees (official or unofficial) is now occurring or threatened nor has any industrial relations or employment matter been referred by the Company, any of the Employees or by any trade union, staff association or any other body representing Employees to ACAS for advice, conciliation or arbitration.

10	PENSIONS

10.1	Definitions

In this paragraph:

“Acquired Rights Directive” means Council Directive 2001/23/EC on the approximation of the laws of Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses;

“Pension Schemes” means the Stakeholder Scheme and the Personal Pension;

“Personal Pension” means the personal pension of Andy Birchall with Norwich Union to which the Company makes contributions;

“Relevant Benefits” means relevant benefits within the meaning of s.612 ICTA;

“Relevant Employee” means any current or former officer or employee of the Company or of any previous owner of all or part of any business or undertaking that the Company owns or has owned; and

“Stakeholder Scheme” means the On Demand Group Pension Scheme established with effect from 24 September 2001 with AXA Sun Life Plc.

10.2	Pension schemes

Apart from the Pension Schemes, the Company has, and has had, no arrangements (legally binding or otherwise) for providing or contributing towards Relevant Benefits in respect of any Relevant Employee. The Company does not provide or contribute towards any such benefits in respect of any Relevant Employee except through the Pension Schemes. It has not done so in the past and has no obligation to do so in future. The Company has not announced an intention to provide or contribute towards, or to establish any new arrangement for providing or contributing towards, any such benefits except through the Pension Schemes.

10.3	Schemes providing only DC benefits

The Pension Schemes provide only money purchase benefits within the meaning of s.181(1) Pension Schemes Act 1993.

10.4	No departure from standard benefits

No right, power or discretion has been exercised by the Company to increase the contributions payable to, or the benefits payable under, any Pension Scheme in respect of any Relevant Employee or to pay contributions or provide benefits that would not otherwise have been paid or provided. Nor has any right, power or discretion been exercised to waive the standard eligibility conditions under any Pension Scheme. No commitment (legally binding or otherwise) has been given that any right, power or discretion will be exercised in any of these ways in the future.

10.5	Pension protection on transfer of employment under the Acquired Rights Directive

The condition in s.258(1) Pensions Act 2004 does not apply to any Relevant Employee’s contract of employment with the Company.

10.6	Documents

Copies of these documents are attached to the Disclosure Letter:

(a)	all material documents that govern or have governed the Stakeholder Scheme including all explanatory literature and announcements that have been issued to members or prospective members of the Stakeholder Scheme;

(b)	all documents that govern the relationship between the Company and AXA Sun Life Plc in connection with the Stakeholder Scheme;

(c)	all documents that the Company has created in complying with the Welfare Reform and Pensions Act 1999 in relation to stakeholder pension schemes;

(d)	a list of Relevant Employees who are members of each Pension Scheme;

(e)	details of the rates of contributions payable to each Pension Scheme.

10.7	Death benefits insured

All benefits (other than refunds of contributions) payable by the Company on the death of a member are insured with insurance companies of good repute for their full amount and on normal commercial terms for people in good health. So far as the Warrantors are aware, nothing has been done or left undone by the Company that might entitle an insurance company to avoid or limit its liability under any such insurance. The Warrantors have given the Buyer full details of the current premiums payable under this death benefits insurance. All premiums due under this death benefits insurance have been paid.

10.8	Expenses

The Company has to date paid all expenses in connection with any Pension Scheme.

10.9	Clearance applications

So far as the Warrantors are aware no-one has applied for a clearance statement under s.42 or s.46 Pensions Act 2004 (in connection respectively with contribution notices and financial support directions) in relation to the Company.

10.10	Disputes

There are and have been no disputes in relation to any Pension Scheme and no claims (other than routine claims for benefits) have been made or so far as the Warrantors are aware threatened by or against the Company in relation to any Pension Scheme. So far as the Warrantors are aware there are no circumstances that might give rise to such a claim.

10.11	Tax approval

The Pension Schemes are approved schemes within the meaning of Chapter IV Part XIV ICTA. So far as the Warrantors are aware there are no grounds on which the approval of these schemes could be withdrawn.

10.12	Compliance

So far as the Warrantors are aware, the Pension Schemes are and have always been run in all respects in accordance with all applicable legal requirements (including HM Revenue & Customs requirements for approval) and the Company complies, and has always complied, with:

(a)	the Financial Services and Markets Act 2000 and, before that, the Financial Services Act 1986; the Welfare Reform and Pensions Act 1999; and s.13 Employment Rights Act 1996 (right not to suffer unauthorised deductions) and, before that, s.1 Wages Act 1986 (general restriction on deductions); and

(b)	the terms of employment of Relevant Employees in relation to the provision of Relevant Benefits.

10.13	Regulatory action by Pensions Regulator or Opra

The Pensions Regulator has not initiated, and, so far as the Warrantors are aware, has no grounds for initiating, regulatory action of any kind in relation to:

(a)	any Pension Scheme;

(b)	the Company; or

(c)	any person that is or was connected with, or an associate of, (within the meaning of that those terms have for the purposes of s.38 Pensions Act 2004) the Company.

Nor so far as the Warrantors are aware did the Occupational Pensions Regulatory Authority initiate, or have grounds for initiating, any such regulatory action.

11	PROPERTY

11.1	The only interest held by the Company in any real property is as described in Schedule 6, and a copy of all documents of title are set out at File 2, Tabs 8 to 12 of the Disclosure Letter and neither the Company, nor to the knowledge of the Warrantors any other party to the agreements, is in breach of its obligations thereunder.

11.2	Neither the Warrantors nor the Company have received any notices nor been notified (either formally or informally) by ODML of any intention to relocate the Property either within the larger property of which the Property forms part or to another building within a 1 mile radius of Trafalgar Square, London.

12	ENVIRONMENTAL AND HEALTH AND SAFETY

In this paragraph 12:

(a)	“Environment” means all or any of the air, water and land and any living organisms or systems supported by those media, including man;

(b)	“EHS Laws” means all directives, regulations, laws, statutory instruments, common law, codes of practice, guidance notes and legal requirements of any regulatory authority as far as they relate to pollution, protection or conservation of the Environment and/or the occupational health and safety of the employees of the Company;

(c)	“EHS Licences” means any permits, licences, consents or other authorisations required under EHS Laws for the operation of the Company;

(d)	“Relevant Substance” means any substance whatsoever which is capable of causing harm to the Environment or to human health or welfare.

12.2	Environmental laws and licences

The Company:

(a)	complies and has at all times complied with all EHS Laws and EHS Licences;

(b)	has at all times obtained and maintained in full force and effect all EHS Licences and there are no conditions, facts or circumstances entitling any such EHS Licences to be revoked, suspended, amended, varied, withdrawn or not renewed or which would prevent compliance with any EHS Laws or EHS Licences.

12.3	Environmental claims

(a)	No claim has been made or is pending or threatened against the Company or any of its past or present officers or employees in their capacity as such or any occupier of any property currently or (so far as the Warrantors are aware having made no enquiry) previously owned, leased or occupied by the Company in relation to:

(b)	the generation, deposit, disposal, keeping, treatment, transportation, transmission, handling or manufacture of any Relevant Substance; or

(c)	nuisance, noise, defective premises, health and safety, fire safety or food safety; or

(d)	alleged or actual breaches of EHS Laws or EHS Licences.

(e)	So far as the Warrantors are aware there are no events, states of affairs, conditions, circumstances, activities, practices, incidents or actions in relation to the business operated by the Company (whether in on or under the Property or any other part of the Environment) which are reasonably likely to give rise to any liability under EHS Laws.

12.4	Environmental investigations

There are attached to the Disclosure Letter full copies of all EHS Licences and relevant communications with regulatory authorities and details of any investigations, audits or other similar reviews carried out in relation to environmental matters or health and safety matters relating to the Company.

13	COMPETITION

13.1	Compliance with legislation

So far as the Warrantors are aware, the Company is not a party to any agreement or arrangement which is prohibited by any competition law of the United Kingdom or European Union (“Competition Legislation”).

13.2	Investigations

The Company is not and has not been subject to any investigation, enquiry, proceedings or disciplinary proceeding (whether judicial, quasi-judicial or otherwise) or other enquiry being conducted under the Competition Legislation and it has not received any request for information from any court or governmental authority (including any national competition authority, the Commission of the European Communities and the EFTA Surveillance Authority) in relation to the affairs of the Company. So far as the Warrantors are aware no matter exists which would give rise to such an investigation, enquiry, proceeding or request for information.

14	INSURANCE

14.1	Policies

(a)	So far as the Warrantors are aware, the Company has effected all insurances required by law to be effected by it.

(b)	A list of all insurances in which the Company has an interest together with the level of coverage (the “Policies”) is set out in the Disclosure Letter. So far as the Warrantors are aware, the Policies are in full force and effect and so far as the Warrantors are aware there are no circumstances which are likely to render any of the Policies void or voidable.

14.2	Premiums

All premiums in respect of the Policies have been paid and so far as the Warrantors are aware no circumstances exist not affecting like businesses to a similar extent which are likely to give rise to any increase in premiums.

14.3	Claims

No claim is outstanding and details of all claims made during the last three years under any of the Policies are set out in the Disclosure Letter. The Warrantors are not aware of any circumstances which are reasonably likely to result in a claim to be made under any of the Policies.

15	LITIGATION AND COMPLIANCE WITH LAWS

15.1	Litigation

(a)	Apart from the collection of debts in the ordinary course of its business (involving debts of not more than £10,000 in any individual case or £50,000 in aggregate) neither the Company nor so far as the Warrantors are aware any person for whose acts or defaults the Company may be vicariously liable is engaged (nor have they been so engaged during the six years prior to the date of this agreement) in any capacity in any litigation, claim, arbitration or mediation, prosecution, enquiry or other proceedings. So far as the Warrantors are aware, no such action is pending or threatened by or against the Company or any such person for whose acts or defaults the Company may be vicariously liable and no circumstances exist which are reasonably likely to give rise to the same.

(b)	There is no outstanding judgment, order, decree, arbitration award or decision of any court, tribunal, arbitrator or governmental agency against the Company or, so far as the Warrantors are aware, any person for whose acts or defaults the Company may be vicariously liable.

15.2	Licences for the business

All licences, permissions, registrations, consents and other approvals (“Licences”) required in connection with the carrying on of the Company’s business have been duly obtained and have been complied with. There are no pending or threatened proceedings or investigations which might affect the Licences in any way and so far as the Warrantors are aware there is no reason why any of them should be revoked or not renewed.

15.3	Applicable laws

So far as the Warrantors are aware, the Company conducts and has at all times conducted its business in accordance with all material laws and regulations.

15.4	Data protection

(a)	So far as the Warrantors are aware the Company complied with the Data Protection Act 1984 and complies with the Data Protection Act 1998 and any equivalent applicable legislation in any other country including as to the collection, processing and holding of any personal data (together the “Data Legislation”). The Company has all necessary registrations and/or notifications under the Data Legislation and all due and requisite fees in respect of such registrations and/or notifications have been paid.

(b)	The contents of all registrations and/or notifications are set out in the Disclosure Letter.

(c)	The Company does not transfer personal data outside the European Economic Area.

(d)	So far as the Warrantors are aware, there are no enforcement, de-registration or transfer prohibition notices or any other notices, data subject requests, actions, proceedings or claims whatsoever under the Data Legislation currently outstanding against the Company, nor is there any outstanding appeal against such notices, data subject requests, actions, proceedings or claims and the Warrantors are not aware of any circumstances which may reasonably give rise to any such notices, actions, proceedings, claims or any other judicial remedy, compensation or other sanction being given or claimed against the Company.

15.5	Investigations and undertakings

(a)	The Company is not and has not been subject to any investigation or enquiry, and the Warrantors are not aware of any pending or threatened and the Company has not received any communication from any court, tribunal, governmental or other regulatory body in respect of its affairs. The Warrantors are not aware of any circumstances which are reasonably likely to give rise to such an investigation, enquiry or communication.

(b)	The Company is not a party to any subsisting undertaking given to any court, governmental agency or other regulatory body.

16	INSOLVENCY

16.1	Winding up, administration and receivership

No order has been made, petition presented, resolution passed, meeting convened or other steps taken for the winding up of the Company, or the making of an administration order in respect of the Company, or the appointment of a liquidator, receiver (including an administrative receiver), administrator, trustee, custodian or other official in respect of all or any part of the assets of the Company.

16.2	Payment of debts

The Company is not insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 and has not stopped paying its debts as they fall due.

16.3	Distress etc

No distress, execution or other process has been levied or threatened in respect of any asset of the Company.

16.4	Compromises and arrangements

No voluntary arrangement, compromise or scheme of arrangement (whether with the Company’s members or creditors or respective classes of the same or otherwise) has been proposed, sanctioned or approved.

16.5	Preferences and undervalues

So far as the Warrantors are aware no circumstances have arisen which are likely to result in:

(a)	a transaction to which the Company is a party being set aside; or

(b)	a third party claim involving any asset owned or used by the Company being made under section 238 or 339 (transactions at an undervalue) or sections 239 or 340 (preferences) Insolvency Act 1986.

16.6	Distributions

The Company has never made an unlawful distribution.

17	MISCELLANEOUS

17.1	Information

(a)	The information set out in Schedules 2 and 6 is (and remains at the date hereof) true, accurate, complete and not misleading.

17.2	Brokerage or commissions

No-one is entitled to receive from the Company or any of the Sellers any finder’s fee, brokerage or commission or other benefit in connection with the sale of the Shares.

Part C

Taxation and social security

1	INTERPRETATION

Words and phrases defined in the Tax Covenant have the same meaning in this part of this Schedule; and

“IT(EP)A” means the Income Tax (Earnings and Pensions) Act 2003.

2	RETURNS, INFORMATION AND CLEARANCES

2.1	All returns, computations, notices and information which are or have been required to be made or given by the Company for any Taxation purpose (i) have been made or given within the requisite periods (or not materially late) and so far as the Warrantors are aware, on a proper basis and are up-to-date and correct and (ii) so far as the Warrantors are aware, none of them is, the subject of any dispute with any Taxation Authority.

2.2	So far as the Warrantors are aware the Company is in possession of sufficient information to enable it to compute its liability to Taxation insofar as it depends on any transaction occurring on or before Completion.

2.3	All Taxation for which the Company is liable, the due date for payment of which is on or before Completion, has been or will be paid on or before Completion.

2.4	Full provision is made in the Accounts for all Taxation for which the Company was then, or might at any time thereafter become or have become, liable including (without limitation) all Taxation arising as a result of, in respect of, or by reference to:

(a)	any income, profits or chargeable gains earned, accrued or received, or deemed for the purposes of any Taxation to be earned, accrued or received on or before, or in respect of any period ended on or before, the Accounts Date, and

(b)	any distributions made, interest or charges on income paid on or before the Accounts Date.

2.5	The Company is not liable to pay any fine, interest or penalties to a Taxation Authority.

2.6	So far as the Warrantors are aware, the Company has maintained all records that it is required to maintain for Tax purposes.

2.7	The Company is not the subject of an enquiry or investigation by any Taxation Authority.

3	TAXATION CLAIMS, LIABILITIES AND RELIEFS

3.1	Without prejudice to any liability which may arise under the Tax Covenant there is no liability to Taxation in respect of which a claim could be made under the Tax Covenant.

3.2	There are set out in the Disclosure Letter, with express reference to this paragraph, details of all matters relating to Taxation in respect of which the Company (either alone or jointly with any other person) has, or at Completion will have, an outstanding entitlement to make:

(a)	any claim or disclaimer (including a supplementary claim) for relief from Taxation;

(b)	any election, including an election for one type of relief, or one basis, system or method of Taxation, as opposed to another;

(c)	any appeal or further appeal against an assessment to Taxation;

(d)	any application for the postponement of, or payment by instalments of Taxation; or

(e)	any application for postponement of any allowance or relief.

Such details are sufficient to enable the Buyer to procure that any time limit to such entitlement expiring after Completion can be met.

3.3	There are no arrangements entered into between the Company and HM Revenue & Customs pursuant to Section 36 Finance Act 1998.

3.4	There are set out in the Disclosure Letter full particulars relating to the Company which is or may be required to pay corporation tax by instalments by virtue of The Corporation Tax (Instalment Payments) Regulations 1998 SI 1998/3175 (the “Regulations”) including:

(a)	details of the instalments paid prior to Completion in respect of the accounting period ending on the Accounts Date; and

(b)	the dates instalment payments are due.

3.5	The amount of Taxation chargeable on the Company does not depend on any specific unpublished concessions or other formal arrangements with any Taxation Authority agreed prior to Completion.

3.6	The Company has made all deductions and retentions of or on account of Taxation as it was or is obliged or is entitled to make and all such payments of or on account of Taxation have been made to any Taxation Authority in respect of such deductions or retentions.

4	POST ACCOUNTS DATE ACTIVITIES

4.1	Since the Accounts Date:

(a)	the Company has not made or agreed to make any such loan or advance or released or written off any such debt as is within sections 419 to 422 ICTA;

(b)	save as provided in the Accounts, no dividend has been declared or paid on, and no distribution of capital made in respect of, any share capital and no loan or loan capital has been paid in whole or in part;

(c)	the Company has not made any claim under section 279(1)- (6) TCGA;

(d)	no material expenditure has been incurred nor any rents, interest, annual payments or any other sums have been paid or are liable to be paid by the Company which are wholly or partly disallowable as a deduction or a charge on income in computing profits for the purposes of Corporation Tax;

(e)	no accounting period of the Company has ended as referred to in section 12(3) of ICTA;

(f)	the Company has not paid any Taxation after its due date for payment and does not owe any Taxation the due date for payment of which has passed or will arise in the 30 days after the date of this Agreement.

5	PAYE AND NATIONAL INSURANCE

5.1	The Company has properly operated the UK PAYE and National Insurance contributions systems by making such deductions as are required by law from all payments made or deemed to be or treated as made by it or on its behalf, and by duly accounting to HM Revenue and Customs and the UK Department of Social Security for all sums so deducted and for all other amounts for which it is required to account under the said PAYE and National Insurance contributions systems.

5.2	The Company has not made any payment to or provided any benefit for any officer or employee or ex-officer or ex-employee of the Company which is not allowable as a deduction in calculation of profits of the Company for Taxation purposes.

5.3	The Company has made all deductions that it is obliged to make under all regulations made pursuant to Section 25 Tax Credits Act 2002.

5.4	No officer or employee (including current, previous, prospective or future officers or employees and including any associated person as defined in section 421C IT(EP)A) of the Company has in consideration, consequence or otherwise in connection with such employment been awarded, issued or granted any shares, interest in shares or options in any of the circumstances described in Chapters 6 to 9 of Part 7 (and Schedules 2 to 5) IT(EP)A (Approved Share Schemes).

5.5	No officer or employee (including current, previous, prospective or future officers or employees and including any associated person as defined in section 421C IT(EP)A) of the Company has in consideration, consequence or otherwise in connection with such employment acquired either any employment related securities or any interest in any employment related securities (as defined in section 421B IT(EP)A) or any employment related securities option (as defined in section 471 IT(EP)A).

5.6	The Company is not party to an election pursuant to section 425(3), 430(1) or 431 IT(EP)A.

5.7	The Company has complied with all relevant reporting obligations contained in Part 7 IT(EP)A.

5.8	There are, in relation to the officers and employees (including current, previous, prospective or future officers and employees and including any associated person as defined in section 421C IT(EP)A) of the Company, no circumstances in which any employment related securities (or an interest in such employment related securities) might be or become subject to a chargeable event as defined in section 439(2) IT(EP)A.

5.9	The Company has not, for the purposes of section 446A or section 446K IT(EP)A done or permitted to be done any thing otherwise than for a genuine commercial purpose.

5.10	No officer or employee (including current, previous, prospective or future officers or employees and including any associated person as defined in section 421C IT(EP)A) of the Company has in consideration, consequence or otherwise in connection with such employment disposed of any employment related securities (otherwise than to an associated person) for a consideration which exceeded their market value at the time of disposal.

5.11	No officer or employee (including current, previous, prospective or future officers or employees and including any associated person as defined in section 421C IT(EP)A) of the Company has in consideration, consequence or otherwise in connection with such employment received any benefit by virtue of the ownership of employment related securities for the purposes of section 447 IT(EP)A.

5.12	The Company is not party to or connected with any APS Scheme (as defined in section 418 IT(EP)A).

5.13	So far as the Warrantors are aware, no deduction from profits claimed by the Company for the purpose of computing corporation tax in respect of any award of shares, grant of option, or issue or transfer of shares in exercise of any option, to any employee or director of the Company on or after 1 January 2003 will be disallowed.

6	CLOSE COMPANIES

The Company does not have outstanding loans or advances to which the provisions of section 419 ICTA apply.

7	COMPANY RESIDENCE

The Company has been resident for tax purposes in the United Kingdom and nowhere else at all times since its incorporation

8	BASE VALUES AND COSTS OF ACQUISITION

The Company has not been party to any transaction involving any asset to which any of sections 135, 136 139, 152-154 or 171-173 TCGA 1992 applied.

9	SUBSTANTIAL SHAREHOLDINGS

9.1	The Company has not made a disposal of shares which falls within the provisions of Schedule 7AC TCGA which has not previously been discussed and disclosed in the Board Minutes of the Company.

10	INTANGIBLE FIXED ASSETS

10.1	So far as the Warrantors are aware, the Company has not since 1 April 2002 transferred (as part of a business transfer or otherwise) or incurred any expenditure on any intangible fixed assets as defined in Paragraph 2 Schedule 29 Finance Act 2002 which has not previously been discussed and disclosed in the Board Minutes of the Company.

11	ACQUISITIONS FROM MEMBERS OF THE SAME GROUP

11.1	The entry into or Completion of this Agreement will not result in any profit or gain being deemed to accrue to the Company for Taxation purposes, pursuant to Section 179 TCGA, Sections 111 and 113, paragraph 58 of Schedule 29 and Schedules of Finance Act 2002.

12	GROUP RELIEF

12.1	There are set out in the Disclosure Letter, with express reference to this paragraph, particulars of all arrangements relating to relief under Sections 402 413 ICTA 1988 (“group relief”) to which the Company is a party and particulars of all claims for group relief which have been made within the last two years and:

(a)	details of any payment which the Company has made or is liable to make any payment under any arrangement or agreement for the surrender of group relief to the Company are set out in the Disclosure Letter; and

(b)	the Disclosure Letter contains details of all payments due to the Company under any arrangement or agreement for surrender of group relief by it for periods ending on or prior to Completion.

13	VALUE ADDED TAX (“VAT”)

13.1	So far as the Warrantors are aware, the Company has complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to VAT.

13.2	The Company owns no asset which is a capital item, the input tax on which may be subject to adjustment in accordance with Part XV of the Value Added Tax Regulations 1995 (capital goods scheme).

13.3	No election to waive exemption from VAT, pursuant to the provisions of Schedule 10 VATA, has been made in relation to any land in which the Company has an interest.

13.4	The Company has not at any time been a member of a group registration made pursuant to section 43 VATA nor has any application been made for it to be part of such a group registration.

13.5	The Company has not made, nor does it make exempt supplies for VAT purposes.

13.6	The Company has not registered, nor is the Company required to register, for VAT purposes in any country other than the United Kingdom.

14	STAMP DUTY/SDLT

14.1	So far as the Warrantors are aware, all documents in the possession of the Company and which attract stamp or transfer duty in the United Kingdom or elsewhere have been duly stamped.

14.2	So far as the Warrantors are aware, the Company has not been party to any transaction whereby it is liable to stamp duty reserve tax;

14.3	So far as the Warrantors are aware, the Company has not made any claim for relief from stamp duty under section 42 Finance Act 1930, Section 151 Finance Act 1995 or under Section 76 Finance Act 1986.

14.4	So far as the Warrantors are aware the Company has paid all stamp duty land tax which it is liable to pay and has made all land transaction returns which it is liable to make within the relevant time limits.

15	ANTI AVOIDANCE

The Company has not been a party to or otherwise involved in any transaction, scheme or arrangement, the sole or main purpose of which, or one of the main purposes of which, was to avoid or defer a liability to Taxation.

16	LOAN RELATIONSHIPS

No liability to taxation or non trading deficit would arise from the loan relationships to which the Company is a party being repaid to the extent of the amounts shown in respect of such loan relationships in the books of the Company at the date of this Agreement.

17	INHERITANCE TAX AND GIFTS

17.1	There are no circumstances whereby any such powers as is mentioned in section 212 IHTA could be exercised in relation to any shares in, securities of, or assets of the Company.

17.2	No HM Revenue & Customs charge (as defined in section 237 of the IHTA) is outstanding over any asset of the Company or in relation to any shares in the capital of the Company.

18	TRANSFER PRICING

18.1	For the purposes of this warranty 26, two persons are “Related” if one participates directly or indirectly in the management, control or capital of the other or the same person or persons participate in the management, control or capital of both (participation in the management, control or capital of a person to be determined in accordance with paragraph 4 Schedule 28AA ICTA).

18.2	So far as the Warrantors are aware, all arrangements, transactions or series of transactions between the Company and any person Related to the Company have been and are on arm’s length terms and without prejudice to the generality of the foregoing, so far as the Warrantors are aware, there are no circumstances where any provisions made by the Company in connection with any such arrangement, transaction or series of transactions could be subject to any adjustment by a Tax Authority.

18.3	The Company has in its possession all such material records as may be needed to enable it to deliver a correct and complete Tax return in relation to any arrangement, transaction or series of transactions with a person Related to it to which the provisions of Schedule 28AA ICTA apply and without prejudice to the generality of the foregoing, so far as the Warrantors are aware such records include evidence which demonstrate that the terms of any arrangement, transaction or series of transactions between the Company and any person Related to it is or was on fully arm’s length terms.

18.4	The Company has not been and is not under any obligation to make any balancing payment to a person to whom it is Related in respect of any arrangement, transaction or series of transactions to which the provisions of Schedule 28AA ICTA apply.

18.5	The Company is not party to any election under paragraph 7B of Schedule 28AA ICTA.

Part D

Consideration shares

1	The Sellers warrant that:

1.1	they are acquiring the Consideration Shares solely for their own account and not with a view to or for resale in connection with a distribution thereof in violation of the Securities Act;

1.2	such Seller is able to bear the economic risk of its investment in the Consideration Shares for an indefinite period of time;

1.3	such Seller can afford a complete loss of investment in the Consideration Shares; and

1.4	such Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Consideration Shares.

Schedule 5

Limitations on liability

For the purposes of this Schedule 5, the Sellers and the Buyer acknowledge that each reference to “Warrantor” shall also be deemed to include a reference to “Covenantor”.

1	GENERAL

1.1	No Claim may be made against the Warrantors:

(a)	unless the amount of such Claim is more than £10,000; and

(b)	unless the aggregate amount of all Claims (excluding any amounts in respect of a Claim for which the Warrantors have no liability because of paragraph (a)) is more than £50,000, in which case the Warrantors shall be liable for the full amount of the loss suffered and not merely the excess above £50,000.

1.2	The total aggregate liability of the Warrantors in respect of all Claims shall not exceed a sum equal to the aggregate of 50 per cent. of the Cash Payment, PLUS (and only to the extent paid) 50 per cent. of the aggregate of the Second Cash Payment and the Accelerated Second Cash Payment (if any), PLUS (and only to the extent paid) 50 per cent. of the aggregate of the Third Cash Payment and the Accelerated Third Cash Payment (if any) PLUS either (and only to the extent issued):

(a)	if the Consideration Shares are tradable by the Sellers on the NASDAQ national market, a sum equal to 50 per cent. of their value in pounds sterling (calculated in accordance with the Relevant Exchange Rate) and for the purposes of this paragraph 1.2(a) their value shall be deemed to be the NASDAQ national market closing price as at the date they became tradable; or

(b)	if the Consideration Shares are not tradable by the Sellers on the market, the Sellers may return up to half of the Consideration Shares issued by the Buyer. For the purposes of this paragraph 1.2(b) the value of the Consideration Shares so returned shall be deemed to be their value as at the date of their allotment and issue in accordance with the terms of this agreement and each Warrantor’s liability shall be limited to 50 per cent of such aggregate amount.

For the avoidance of doubt the limitation on the total aggregate liability of the Warrantors pursuant to this paragraph 1.2 shall be determined based upon the aggregate amount paid (or withheld or set-off pursuant to clause 23) (whenever paid or withheld or set-off as the case maybe) by the Buyer to the Sellers pursuant to this agreement and shall not be limited to a portion of the aggregate amount paid or withheld or set-off by the Buyer to the Sellers pursuant to this agreement as of the date a Claim is made pursuant to this agreement.

1.3	Each Warrantor’s liability in respect of any Claim shall be limited to 50 per cent of the amount thereof.

1.4	The Warrantors shall not be liable to make any payment for breach of the Warranties unless and until such liability has been agreed or adjudged payable in legal or arbitration proceedings.

1.5	The provisions of paragraph 6.1 of the Tax Covenant shall apply to limit, restrict, exclude or modify the liability of the Sellers for breach of any of the Tax Warranties to the extent set out therein.

2	TIME LIMITS

2.1	No Claim may be made against the Warrantors unless the Buyer has given the Sellers written notice of it (stating in reasonable detail the nature of the Claim and, if reasonably practicable, the amount claimed);

(a)	on or before the sixth anniversary of the Completion Date in respect of a Claim under the Tax Covenant or Tax Warranties;

(b)	on or before the second anniversary of the Completion Date in respect of any other Claim.

2.2	A Claim notified in accordance with paragraph 2.1 and not satisfied, settled or withdraw is unenforceable against the Warrantors on the expiry of the period of six months starting on the day of notification of the Claim, unless proceedings in respect of the Claim have been issued and served on the Warrantors.

3	SPECIFIC LIMITATIONS

The Warrantors are not liable in respect of a Claim (other than in respect of a Tax Claim where the provisions of paragraph 6 of the Tax Covenant shall apply):

3.1	to the extent that the matter giving rise to the Claim would not have arisen but for the passing of, or a change in, after the date of this agreement a law, rule, regulation, interpretation of the law or administrative practice of a government, governmental department, agency or regulatory body or an increase in the Tax rates or an imposition of Tax, in each case not actually or prospectively in force at the date of this agreement;

3.2	to the extent that the matter giving rise to the Claim arises wholly or partially from an Event before or after Completion at the request or direction of, or with the consent of, a Buyer’s Group Undertaking (which for paragraph 3.2 includes any Group Company only after Completion and only if such request, direction or consent is acknowledged in writing by either Mr W Fiedler or Mr W Styslinger);

3.3	to the extent that the matter giving rise to the Claim is an amount for which any Group Company has a right of recovery against, or an indemnity from, a person other than any of the Warrantors, whether under a provision of applicable law, insurance policy or otherwise howsoever;

3.4	if a Buyer’s Group Undertaking fails in any material respect to act in accordance with paragraph 5 in connection with the matter giving rise to the Claim to the extent such breach results in a loss;

3.5	to the extent that the matter giving rise to the Claim was fairly disclosed to the Buyer and specifically taken into account in computing the amount of an allowance, provision or reserve in the Accounts or Management Accounts.

4	DOUBLE RECOVERY

4.1	The Buyer may not recover twice in respect of any one matter giving rise to a Claim.

5	THIRD PARTY CLAIMS

5.1	Other than in respect of a Tax Claim where the provisions of paragraph 7 of the Tax Covenant will apply, where any Buyer’s Group Undertaking becomes aware of a matter which might give rise to a Claim the Buyer shall as soon as reasonably practicable give written notice to the Warrantors of the matter and shall procure that the conduct, negotiation, settlement or litigation of the matter is carried out in accordance with the wishes of the Warrantors subject to the Warrantors indemnifying the Buyer and the Group against any and all reasonable Losses which may as a result be suffered or incurred by the Buyer or the Group, provided always that neither the Group nor the Buyer shall be required to take any steps, actions or proceedings if the Buyer reasonably considers that to do so would not be in the best interests of the Group.

5.2	The Buyer shall provide, and shall procure that any Group Company provides, to the Warrantors and the Warrantors’ professional advisers reasonable access during normal working hours on any Business Day to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purpose of investigating any claim against a third party and enabling the Warrantors to take the action referred to in paragraph 5.1 and shall allow the Warrantors and their professional advisers to take copies of any relevant documents or records at their expense provided that the Warrantors shall treat, and shall procure that their professional advisers shall treat, all information, documents and records to which he or they may have access hereunder as confidential and shall not disclose them to any third party other than the Warrantors’ professional advisers or the court as required by law and shall use them solely for the purpose of dealing with the relevant claim.

6	MITIGATION

6.1	Nothing in this Schedule 5 shall limit the general obligation at law of the Buyer to mitigate any loss or damage which it may suffer in consequence of any breach by the Warrantors of this agreement or any fact, matter or circumstance giving rise to a Claim.

7	RECOVERY FROM ANOTHER PERSON

7.1	If the Warrantors pay to the Buyer an amount in respect of a Claim and any Buyer’s Group Undertaking or any Group Company subsequently recovers or is or becomes entitled to recover from another person an amount which is referable to the matter giving rise to the Claim, the Buyer shall immediately notify the Warrantors and, if relevant, shall (subject to the Warrantors indemnifying the Buyer and the Group against any and all reasonable Losses which may be suffered or incurred by the Buyer or the Group) procure that such Group Company shall take such action as the Sellers may reasonably require to enforce the recovery against the person in question; and

(a)	if the Warrantors have already paid an amount in satisfaction of a Claim and the amount paid by the Warrantors in respect of the Claim is more than the Sum Recovered, the Buyer shall immediately pay to the Sellers the Sum Recovered;

(b)	if the Warrantors have already paid an amount in satisfaction of a Claim and the amount paid by the Warrantors in respect of the Claim is less than or equal to the Sum Recovered, the Buyer shall immediately pay to the Warrantors an amount equal to the amount paid by the Warrantors in respect of the Claim; and

(c)	if the Warrantors have not already paid an amount in satisfaction of a Claim, the amount of the Claim for which the Warrantors would have been liable shall be reduced by and to the extent of the Sum Recovered.

7.2	For the purposes of paragraph 7.1, “Sum Recovered” means an amount equal to the total of the amount recovered from the other person plus any interest in respect of the amount recovered from the person less any Tax computed by reference to the amount recovered from the person payable by a Buyer’s Group Undertaking and less all reasonable costs incurred by a Buyer’s Group Undertaking in recovering the amount from the relevant person.

8	PROVISION OF INFORMATION

If at any time after the date of this agreement any of the Warrantors want to insure against its liabilities in respect of Claims, the Buyer shall provide such reasonable information as a prospective insurer may reasonably require before effecting the insurance at the Warrantors’ expense provided that the Warrantors shall treat, and shall procure that its prospective insurer shall treat, all information, documents and records which he or they may have access hereunder as confidential and shall not disclose them to any third party other than the prospective insurer, any professional advisers or the court as required by law and shall use them solely for the purpose of effecting insurance or any claim arising out of that insurance.

9	PRESERVATION OF INFORMATION

The Buyer shall, and shall ensure that each Group Company will, preserve all documents, records, correspondence, accounts and other information whatsoever relevant to a matter which may give rise to a Claim or the time period set out in paragraph 2 of this Schedule.

Schedule 6

The Property

Premises	Current tenant or occupier	Original parties	Date and term of occupation	Current rent and review provisions	Option to break/renew details	Date of 1954 Act exclusion order	Actual use

3,373 square feet at London Playout Centre, 1/2 Stephen Street, London Additional 700 square feet taken from August 2005	On Demand Management Limited	London Playout Centre Limited (1) On Demand Management Limited (2) On Demand Group Limited (3)	Date of agreement - 21 January 2004 Term of lease - 5 years from 21 April 2004

The level of fees

to be adjusted at

each anniversary

from 21 April

2004, by an

amount

equivalent to the

percentage

increase in the

last published

index (with an

applied

weighting of

85%) for Retail

Trade Prices.

The basic fee

will increase by a

further £12,000

each year,

adjusted for RPI

as above.

					None	None	Office accommodation and services, post production services and other related services

Schedule 7

Calculation of GNAP

1	The Buyer shall request that the Auditors (in respect of each Earn Out Period) prepare draft accounts for the purpose of determining the GNAP for such GNAP Benchmark period as soon as reasonably practicable after the end of each such period and in any event no later than 10 Business Days thereafter and shall submit the same to the Sellers’ Representative for review together with the Auditors’ calculation of GNAP and as a result of such calculation the application of that calculation to the provisions of clause 5 (together the “GNAP Calculation”).

2	GNAP shall be calculated:

2.1	in accordance with the same accounting policies as adopted in relation the Financial Plan, but with the following adjustments (if not already taken into account in such Financial Plan):

(a)	there shall be excluded any payments due to any Group Company from IBM under the Settlement Agreement;

(b)	there shall be excluded any payment due to Garry Stephen in connection with the termination of his employment and/or directorship or any Group Company;

(c)	in the event of a Claim which results in a payment to the Buyer by the Warrantors (pursuant to the terms of this Agreement) where the matter to which such Claim relates would otherwise result in a decrease to GNAP for any Earn Out Period, neither such matter (but only to the extent of the payment) nor the payment shall be taken into account in calculating GNAP.

2.2	to the extent not inconsistent with paragraph 2.1 above, in accordance with the same accounting policies as adopted in relation to the Accounts but with the following adjustments (if not already taken into account in such Accounts):

(a)	after deducting proper provision for bad or doubtful debts;

(b)	before adding or deducting profits or losses on the revaluation of any of the assets of the Company;

(c)	to the extent arising on or subsequent to the Completion Date, excluding exceptional profits or losses and excluding adjustment for extraordinary items (in each case as defined by Financial Reporting Standard No.3);

(d)	after charging taxation including deferred tax;

(e)	excluding profits or losses of a capital nature (whether or not realised);

(f)	excluding any costs or expenses directly or indirectly incurred by the Company in respect of transactions or arrangements with the Buyer’s Group post Completion to the extent that the same are incurred other than on arm’s length terms;

(g)	without adding back any costs or expenses incurred by or on behalf of the Company in accordance with practices adopted or pursued by the Company in the ordinary course of its business prior to Completion.

(h)	including profits (after tax) or losses arising from any Group Company and any company, partnership or other entity in which a Group Company has a minority interest, including, but not limited to FilmFlex Movies Limited.

3	Unless within 30 Business Days after receipt of the GNAP Calculation pursuant to paragraph 1 of this Schedule 7 the Sellers’ Representative notifies the Auditors in writing of any disagreement or difference of opinion relating to the GNAP Calculation, the parties shall be deemed to have accepted as accurate the GNAP Calculation and the calculation of GNAP for the relevant period.

4	If within the period of 30 Business Days referred to in paragraph 3 of this Schedule 7 the Sellers’ Representative has any disagreement or difference of opinion relating to the GNAP Calculation they shall serve notice on the Buyer (“Notice of Disagreement”) stating the nature and quantum of the proposed adjustments. If the Sellers’ Representative and the Buyer are able to resolve such disagreement or difference of opinion within 30 Business Days of the date of the Notice of Disagreement, the parties shall be deemed to have accepted as accurate the GNAP Calculation as so resolved.

5	If the Sellers’ Representative and the Buyer are unable to reach agreement within 30 Business Days of any Notice of Disagreement:-

5.1	the matter in dispute shall within 40 Business Days of the Notice of Disagreement, on the application of either the Sellers’ Representative or the Buyer be referred to the decision of the Independent Accountant in accordance with the provisions of clause 6; and

5.2	the Buyer shall pay in cash such proportion of the Earn Out Consideration as is not in dispute to the Sellers (either as a result of the GNAP Calculation or as a result of the subsequent agreement of the Buyer and the Sellers).

6	Following any determination of the GNAP Calculation by the Independent Accountant in accordance with clause 6, the Sellers’ Representative and the Buyer shall pay the relevant Earn Out Consideration (if any) to the Sellers within five Business Days and the Sellers shall pay any sums due to the Buyer pursuant to clause 5 (if any) to the Buyer within five Business Days.

7	The Sellers and the Buyer shall pay the charges of the Sellers’ Accountants and the Buyer’s Accountants respectively (if any) in connection with the negotiation of the GNAP Calculation.

8	For the avoidance of doubt the parties hereby agree that the Auditors shall not be appointed to act either as the Sellers’ Accountants or the Buyer’s Accountants for the purposes of this Schedule 7.

Schedule 8

Tax Covenant

1	DEFINITIONS

1.1	unless the context otherwise requires:

“Accounts Relief” means any Relief (other than an Option Relief and/or the Specific Deferred Tax Asset) which is or has been taken into account:

(a)	in preparing the Accounts as an asset;

(b)	in computing (and so reducing or eliminating) any provision for deferred Tax in the Accounts;

“Actual Taxation Liability” means a liability of a Group Company to make an actual payment of or an amount in respect of, Taxation;

“Assessment” means any assessment, notice, demand, letter or other document generated or issued (including the preparation of any return, assessment or computation) or action taken by or on behalf of any Taxation Authority or any other person from which it appears that any one or more of a Group Company is subject to, or is sought to be made subject to, any Liability to Taxation;

“Buyer’s Tax Group” means the Buyer and those companies (other than a Group Company) which may be treated for relevant tax purposes as being, or as having at any time been, either a member of the same group of companies as the Buyer or otherwise associated with the Buyer;

“Buyer’s Relief” means:

(a)	any Relief arising to the Buyer or any member of the Buyer’s Tax Group; and

(b)	any Relief arising as a consequence or by reference to an Event occurring (or deemed to have occurred) or income earned after the Completion Date (for the avoidance of doubt excluding any Relief arising as a consequence or by reference to the exercise of the options under the EMI Plan).

“Event” means any event, occurrence, transaction, arrangement, act or omission (or any deemed event, occurrence, transaction, arrangement, act or omission) including for the avoidance of doubt:-

(a)	the sale and purchase of the shares of each Group Company pursuant to this agreement;

(b)	the earning receipt or accrual for any tax purpose of any income profit or gain;

(c)	the declaration payment or making of any dividend or other distribution;

and reference to an Event occurring on or before any date shall be deemed to include any combination of two or more Events but only to the extent that the first mentioned Event which shall have occurred on or before that date outside the ordinary course of business of the Group Company and the second or subsequent Events shall have occurred after that date inside the ordinary course of business of the Group Company as carried on at Completion;

“IT(EP)A” means the Income Tax (Earnings and Pensions) Act 2003;

“Liability to Taxation” means

(a)	an Actual Taxation Liability;

(b)	the loss of an Accounts Relief;

(c)	the use of any Buyer’s Relief or an Accounts Relief to reduce an Actual Taxation Liability where, but for that use the Buyer would have been able to make a claim against the Covenantors under paragraph 2 of this Schedule;

“Option Relief” means any corporation tax deduction arising in respect of the exercise of an option to acquire Shares or arising in respect of Shares acquired on the exercise of such an option, whether under Schedule 23 Finance Act 2003 or otherwise or any other Relief in connection with payments made into or made out of any employee benefits trust or distribution out of any employee benefits trust.

“Profits” means income, profits and gains, the value of any supply and any other consideration, value or receipt used or charged for Taxation purposes and references to ‘Profits earned, accrued or received’ include Profits deemed to have been earned, accrued or received for Taxation purposes;

“Regulations” means the Corporation Tax (Instalment Payments) Regulations 1998 SI 1998/3175 (as amended);

“Relief” means any loss, relief, allowance, exemption, set off, deduction, credit, charge or right to repayment of Taxation in respect of any Taxation or for the purposes of computing Profits;

“Seller Associate” means each of the Sellers and any persons which are or have been connected with any of them within the meaning of section 839 ICTA;

“Specific Deferred Tax Asset” means the deferred tax asset of £112,745 (being the corporation tax deduction that would have been allowed on the exercise by Garry Stephen of options, that fully vested, over shares in the Company) taken into account in reducing the deferred tax liability to £14,679, as detailed in note 15 to the Accounts;

“Tax Claim” means a claim under or pursuant to the Tax Covenant or a clause under or pursuant to a breach of any of the Tax Warranties.

1.2	References to the ‘loss of any Relief’ include the loss, reduction, modification, disallowance, clawback, withdrawal or failure to obtain a Relief and ‘lose’ and ‘lost’ shall be construed accordingly.

1.3	The obligations and liabilities of the Covenantors, under or pursuant to this Schedule are several and not joint and no Covenantor has any liability for any breach of this Schedule or any acts of default of any other Covenantor.

2	TAX COVENANT

2.1	The Covenantors shall pay to the Buyer an amount equal to any Group Company’s Liability to Taxation arising as a result of, in respect of or by reference to:

(a)	any Event occurring on or before Completion or deemed to have occurred on or before Completion;

(b)	any Profits earned, accrued or received on or before Completion;

(c)	an Event occurring at any time for which any Group Company is liable as a result of having at any time before Completion been a member of a group of companies for the purposes of any Tax;

(d)	the failure by a Seller Associate to discharge a Liability to Taxation which falls upon such Seller Associate:

(i)	arising directly or indirectly from any Event effected or deemed to have been effected at any time by the Covenantors; or

(ii)	in respect of any Profits earned, accrued or received at any time by the Covenantors;

(e)	a Group Company being or becoming liable to make a payment of Taxation in consequence of any person other than a Group Company, the Buyer or any person who is connected to the Buyer making a payment after Completion to any person to the extent that, and in circumstances where, such payment constitutes remuneration for acts undertaken for, or service rendered to, a Group Company by any current or former officer or employee of a Group Company during any period ending on or prior to Completion;

(f)	the exercise, waiver, surrender, assignment, release or cancellation of any options or rights to acquire shares or securities granted prior to Completion to any employee or director of a Group Company and, for the avoidance of doubt this paragraph does not apply to any Tax recovered from any employee or director of a Group Company;

(g)	any of the Consideration Shares being employment related securities within the meaning of Section 421B (8) IT(EP)A and for the avoidance of doubt this paragraph does not apply to any tax recovered from any employee or director of a Group Company; and

(h)	the loss or disallowance of or failure to obtain any deduction claimed by the Group Company for any payments into any employee benefit trust;

together with all reasonable costs and expenses properly incurred by the Buyer or the Group Company in connection with any such Liability to Taxation the subject of a valid claim under this paragraph 2.

2.2	In respect of inheritance tax the following shall apply:

(a)	The Covenantors shall pay to the Buyer an amount equal to any depletion in or increase in the liabilities of the Buyer or a Group Company as a result of any inheritance tax which:

(i)	is at Completion a charge on any of the shares or assets of the Group Company or as a result of any provisions within IHTA gives rise to a power to sell, mortgage or charge any of the shares or assets of the Group Company; or

(ii)	after Completion becomes a charge on or as a result of any provisions within IHTA gives rise to a power to sell, mortgage or charge any of the shares or assets of the Group Company, being a liability in respect of inheritance tax payable as a result of the death of any person (whenever occurring) within seven years after a transfer of value or deemed transfer of value where such transfer of value or deemed transfer of value occurred on or before Completion.

(b)	In determining for the purposes of this paragraph whether a charge on or power to sell, mortgage or charge any of the shares or assets of the Group Company exists at any time, the fact that any tax is not yet payable or may be paid by instalments shall be disregarded and such tax shall be treated as becoming due and a charge or power to sell, mortgage or charge as arising on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises.

(c)	The provisions of section 213 of IHTA shall not apply to any payments falling to be made under this paragraph.

3	AMOUNT OF LIABILITY FOR TAXATION

3.1	In a case of:

(a)	a loss of any Accounts Relief (as referred to in paragraph (b) of the definition of “Liability to Taxation”), the amount that is to be treated for the purposes of paragraph 2 as a Liability to Taxation shall be the amount of Taxation which would, on the basis of the rates of Taxation current at the date of the loss, have been saved but for the loss, assuming for this purpose that the relevant Group Company had sufficient Profits or was otherwise in a position to use the Accounts Relief;

(b)	the use of a Buyer’s Relief (as referred to in paragraph (c) of the definition of “Liability to Taxation”), the amount that is to be treated for the purposes of paragraph 2.1 as a Liability to Taxation shall be the amount of Taxation which has been saved in consequence of the setting off.

4	PAYMENT

4.1	Where the Covenantors (or any of them) become liable to make any payment under paragraph 2, payment shall be made in clear immediately available funds and the due date for the making of that payment shall be:

(a)	in a case that involves an Actual Taxation Liability, the date that is two Business Days before the last date on which the Group Company is liable to pay to the appropriate Taxation Authority the Tax in question or, if later, five Business Days following the date on which the Buyer notifies the Covenantors of their liability to make such a payment; or

(b)	in the case of a loss of any other Accounts Relief, the date falling two Business Days before the date on which the relevant Group Company (a) is due to pay any Tax which but for the loss of an Accounts Relief it would not have been liable to pay (b) would have become due to pay any Tax for the accounting period in which the loss of the Accounts Relief occur (assuming for this purpose that the relevant Group Company had sufficient Profits or was otherwise in a position to use the Relief), or if later, five Business Days following the date on which the Buyer notifies the Covenantors of their liability to make such a payment; or

(c)	in the case of the use of a Buyer’s Relief the date two Business Days before the relevant Group Company would have had to pay the Tax but for the use of the Buyer’s Relief, or if later, five Business Days following the date on which the Buyer notifies the Covenantors of their liability to make such a payment; or

d)	in the case of a liability in respect of a claim for costs under clause 2, two Business Days before the Buyer becomes liable to pay the costs, or if later, five Business Days following the date on which the Buyer notifies the Covenantors of their liability to make such a payment.

5	GROSS-UP

5.1	In respect of payments made pursuant to the covenants contained in paragraph 2 of this Schedule:

(a)	all payments made under paragraph 2 of this Schedule by the Covenantors to the Buyer shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by law;

(b)	if any deductions or withholdings are required by law to be made from any payment under paragraph 2 of this Schedule, the sum due from the Covenantors shall be increased by such further amount as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of such requirement to make a deduction or withholding; and

(c)	if a payment by the Covenantors to the Buyer under paragraph 2 of this Schedule shall be subject to Taxation in the hands of the Buyer or would have been so subject but for the availability of a Relief, the Covenantors shall pay to the Buyer such further sum that will ensure that the Buyer recovers and retains a net sum equal to the sum it would have received had the payment not been subject to Taxation.

(d)	if the Covenantors are required by law to make any deduction or withholding referred to in paragraph 5.1(a) above, they shall:

(i)	make such deduction or withholding;

(ii)	pay the full amount deducted or withheld to the relevant authority in accordance with applicable law; and

(iii)	as soon as reasonably practicable furnish to the Buyer the original or a certified copy of a receipt evidencing payment.

5.2	If, following the payment of an additional amount under clause 5.1 above, the Buyer subsequently obtains a saving, reduction, credit or payment in respect of the deduction or withholding giving rise to such additional amount, the Buyer shall pay to the Covenantors a sum equal to the amount of such saving, reduction, credit or payment in respect of the deduction or withholding giving rise to such additional amount, the Buyer shall pay to the Covenantors a sum equal to the amount of such saving, reduction , credit or payment (in each case to the extent of the additional amount) such payment to be made within seven days of the receipt of the saving, reduction, credit or payment as the case may be.

5.3	If the agreement is assigned, payments under this paragraph 5 shall be made only to the extent that they would have been payable as between the original parties to the agreement.

6	LIMITATIONS

6.1	The Covenantors and/or the Warrantors shall not be liable in respect of a Tax Claim:

(a)	to the extent such Tax Claim arises as a direct consequence of a material failure by a Buyer’s Group Undertaking to act in accordance with paragraph 7 of this Schedule 8; and

(b)	to the extent that specific provision or reserve has been made for such Tax Claim in the Accounts or the Management Accounts; or

(c)	to the extent that the matter giving rise to the Tax Claim arises as a direct consequence of a claim, election, surrender or disclaimer made, or notice or consent given, or another thing done, after Completion (other than one the making, giving or doing of which was taken into account in computing a provision for Tax in the Accounts) under, or in connection with, a provision of an enactment or regulation relating to Tax by the Buyer or a Buyer’s Group Undertaking;

(d)	to the extent that the matter giving rise to the Tax Claim arises as a direct consequence of Group Company’s failure or omission to make a claim, election, surrender or disclaimer, or give a notice, or consent or do another thing, under, or in connection with, a provision of an enactment or regulation relating to Tax after Completion, the anticipated making, giving or doing of which was taken into account in computing the provision for Tax in the Accounts;

(e)	to the extent that the matter giving rise to the Tax Claim is a Tax liability against which a Relief arising on or before Completion is available for set off or would have been available but for a Group Company’s failure after Completion to make an election under section 102 of the Finance Act 1989 (and for the purposes of this paragraph:

(i)	any Relief arising in respect of an accounting period falling partly before and partly after Completion shall be apportioned on a time basis; and

(ii)	any Relief that is, or would have been, so available in relation to more than one Tax Claim,

shall be deemed, so far as possible, to be used in such a way as to reduce to the maximum extent possible the Covenantors’ liability under the Tax Covenant/the agreement);

(f)	to the extent that the matter giving rise to the Tax Claim is a liability for Tax to which the Regulations apply which arises as a direct consequence of the receipt or accrual of income, profits or gains after Completion;

(g)	to the extent that the matter giving rise to the Tax Claim is a liability for Tax which has been paid or discharged on or before Completion;

(h)	to the extent that the matter giving rise to the Tax Claim would not have arisen but for an Event after Completion carried out or effected by a Buyer’s Group Undertaking which the Buyer was aware (or ought reasonably to have been aware) would give rise to the Tax Claim in question, being an Event which is not carried out or effected:

(i)	in the ordinary course of business carried on by the relevant Buyer’s Group Undertaking as at Completion,

(ii)	in order to comply with law,

(iii)	in order to comply with a written request of the Sellers, or

(iv)	pursuant to a legally binding obligation entered into before Completion;

(i)	to the extent that the matter giving rise to the Tax Claim would not have arisen but for the passing of, or a change in, after the date of this agreement a law, rule, regulation, interpretation of the law or administrative practice of a government, governmental department, agency or regulatory body or an increase in the Tax rates or an imposition of Tax, in each case not actually or prospectively in force at the date of this agreement;

(j)	to the extent that the matter giving rise to the Tax Claim arises wholly or partially from an Event before or after Completion at the written request or direction of, or with the written consent of, a Buyer’s Group Undertaking (which for this paragraph 6.1 (j) includes a Group Company only after Completion);

(k)	to the extent that the matter giving rise to the Tax Claim has been made good by insurers or otherwise compensated for without cost to the Buyer or any Buyer’s Group Undertaking;

(l)	to the extent that the Tax Claim would not have arisen but for a cessation of, or any change in the nature or conduct of, any trade carried on by a Group Company, being cessation or change occurring on or after Completion; or

(m)	to the extent that the matter giving rise to the Tax Claim arises wholly or partially from:

(i)	any change after Completion in the bases upon which the Accounts of the relevant Group Company are prepared or any change in accounting practice or principles (except in either case where such change arises as a result of the Group Company’s failure to comply with UK generally accepted accounting principles at any time before Completion);

(ii)	any change in the date to which the relevant Group Company makes up its Accounts;

(iii)	the Group Company preparing its Accounts in accordance with international accounting standards or international financial reporting standards.

(n)	to the extent that the matter giving rise to the Tax Claim is a Tax Liability against which an Option Relief is available for set off or credit;

(o)	to the extent that the matter giving rise to the Tax Claim is a Tax Liability in respect of which the Buyer has recovered from the Covenantors under the indemnity contained in clause 7.12 of this Agreement;

(p)	For the avoidance of doubt, the provisions of paragraphs, 1 (General), 2 (Time Limits), 4 (Double Recovery), and 7 (Recovery from Another Person) of Schedule 5 of this agreement shall apply to limit, restrict, exclude or modify the liability of the Covenantors under the covenant contained in paragraph 2 of this Schedule.

7	CONDUCT OF TAX CLAIMS

7.1	If the Buyer or a Group Company shall become aware of any matter that may give rise to any Tax Claim (including any Assessment) which is likely to give rise to a liability on the Covenantors under this Schedule, the Buyer shall, (but not as a condition precedent to the liability of the Covenantors under this Schedule), give written notice to the Covenantors in accordance with clause 17 (Notices) of this agreement.

7.2	As regards any Assessment or matter that may give rise to a Tax Claim and subject to the provisions of paragraph 7.3 the Buyer shall take or shall procure that the Group Company shall take such action as the Covenantors may by written notice give to the Buyer reasonably request to cause the Assessment or matter that may give rise to a Tax Claim to be withdrawn or to dispute, resist, appeal against, compromise or defend the Assessment or matter that may give rise to a Tax Claim and any determination or adjudication in respect thereof or to apply to postpone (so far as legally possible) the payment of any Tax pending the determination of any appeal but subject to the Buyer and the Group Company being indemnified to their reasonable satisfaction by the Covenantors against all reasonable costs and expenses (including any additional Liability to Taxation), which may be incurred by the Buyer or the Group Company, and Provided that:

(a)	any request made by the Covenantors pursuant to this paragraph 7 shall be made within a reasonable time of receipt by the Covenantors of any notice given by the Buyer to the Covenantors in accordance with paragraph 7.1 and if, on the expiry of a period of 21 Business Days commencing on the date of receipt by the Covenantors of such notice, they shall not have given to the Buyer notice of their intentions in respect of the Assessment or matter that may give rise to a Tax Claim, or shall not have provided satisfactory indemnities in accordance with this paragraph 7.2, the Buyer and the Group Company shall be entitled to satisfy or settle or deal with the Assessment or matter that may give rise to a Tax Claim on such terms as they shall in their discretion reasonably think fit but without prejudice to their rights and remedies under this Schedule;

(b)	the Buyer and the Group Company shall not be obliged to comply with any request of the Covenantors which involves contesting any assessment for Taxation before any court or any other appellate body (other than the General or Special Commissioners of the Inland Revenue or a VAT Tribunal) unless they have been advised in writing by tax counsel of at least 10 years call instructed by agreement between the Buyer and the Covenantors at the expense of the Covenantors that an appeal against the assessment for Taxation in question will, on the balance of probabilities, be won by the Buyer or, as the case may be, the Group Company;

(c)	neither the Buyer nor the Group Company shall be obliged to take any action which it reasonably considers to be materially prejudicial to the business or Taxation affairs of any company in the group of companies of which the Buyer is for the time being a member.

7.3	If in respect of any Assessment or matter that may give rise to a Tax Claim it appears to the Buyer that the Covenantors (or any of them) or the Group Company whilst it was under the Covenantors’ control have committed acts or omissions which may constitute fraud, then the preceding provisions of this paragraph 7 shall not take effect and the Buyer and the Group Company shall (without prejudice to its right under this Schedule or the agreement) be free to pay or settle such Assessment or matter that may give rise to a Tax Claim or take such other action in connection therewith as it may in its absolute discretion decide.

7.4	Paragraph 5.2 of Schedule 5 shall apply to this Schedule 8, as if the reference in that paragraph to “paragraph 5.1” was a reference to “paragraph 7.4 of this Schedule 8”.

8	CLAIMS UNDER BOTH THE WARRANTIES AND THE TAX DEED

8.1	If in respect of any one matter a Tax Claim may be made under the Tax Warranties and under the Tax Covenant, then to the extent that the Tax Claim is satisfied under the Tax Warranties, an amount payable under the Tax Covenant in respect of the same matter is reduced accordingly and vice versa.

9	CORRESPONDING BENEFITS

9.1	Where:

(a)	an amount of Tax paid by the relevant Group Company has resulted in a Relief (the “Relevant Relief”); and

(b)	the Covenantors have made a payment to the Buyer in respect of the Tax in satisfaction of a Tax Claim,

the Buyer shall ensure that the relevant Group Company, so far as possible (without any material adverse affect on the Tax affairs of any Group Company), uses the Relevant Relief before any other Reliefs and pays to the Covenantors an amount equal to the amount by which the relevant Group Company’s Tax liability is reduced as a result of use of the Relevant Relief within two Business Days after the date on which the relevant Group Company is liable to make the reduced payment of Tax.

9.2	The Buyer shall ensure that the relevant Group Company’s auditors at the expense of the Covenantors certify the amount of any payment due to the Covenantors under paragraph 9.1 of this Schedule within five Business Days of a request from the Covenantors.

10	OVERPROVISIONS AND REPAYMENTS OF TAX

10.1	If the Buyer or a Group Company becomes aware that:

(a)	any provision for Taxation in the Accounts is likely to be an overprovision (an “Overprovision”); or

(b)	a Group Company is entitled to any repayment of Tax overpaid by the Group Company (other than a repayment which has been shown as an asset in the Accounts) and/or any interest in respect of any period before Completion (a “Repayment”)

(c)	the Buyer shall as soon as reasonably practicable give written details thereof to the Covenantors and the Covenantors may upon receiving such notice, or in the absence of such notice, at any time request the auditors for the time being of the Group Company to certify (at the expense of the Covenantors) the amount of such Overprovision or Repayment, and the amount so certified shall be dealt with in accordance with paragraph 10.2.

10.2	Where it is provided under paragraph 10.1 that any amount (the “Relevant Amount”) is to be dealt with in accordance with this paragraph:

(a)	the Relevant Amount shall first be set off against any payment then due from the Covenantors in respect of a Tax Claim;

(b)	to the extent that there is an excess, a refund shall be made to the Covenantors of any previous payment or payments made in respect of a Tax Claim and not previously refunded under this paragraph up to the amount of such excess;

(c)	to the extent that the excess referred to in paragraph 10.2(b) is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Covenantors in respect of a Tax Claim.

10.3	Where any such certification as is mentioned in paragraph 10.1 above has been made, the Covenantors or the Buyer or a Group Company may request the auditors of the Group Company for the time being at the expense of the party so making the request to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification and to certify whether such certification remains correct or whether in the light of those circumstances the amount that was the subject of such certification should be amended.

10.4	If the auditors certify under paragraph 10.3 above that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of paragraph 10.2 as the Relevant Amount in respect of the certification in question in place of the amount originally certified and such adjusting payment (if any) as may be required by virtue of the aforementioned substitution shall be made as soon as practicable by the Covenantors or (as the case may be) to the Covenantors.

10.5	If any dispute arises under this paragraph 10 as to whether there is or has been any Overprovision or Repayment, such dispute shall be referred for determination to a firm of chartered accountants agreed between the Covenantors and the Buyer and failing such agreement a firm of independent accountants shall be nominated by the President for the time being of the Institute of Chartered Accountants of England and Wales who in making such determination shall act as expert (the “Expert”) and not arbitrator and whose decision shall be final and binding on the parties thereto. The Expert may make such enquiries as he shall think fit in order to make such determination and shall also determine how the costs of obtaining his opinion should be paid and borne by the parties, taking into account the reasonableness of their respective arguments.

10.6	The Buyer undertakes to supply and undertakes to procure that the relevant Group Company shall supply to the Covenantors and subsequently to any firm of accountants nominated to deal with any such dispute in accordance with paragraph 10.5 (with copies to the Covenantors) all documents accounts notices papers and other necessary information as may be reasonably required for the purposes of making any such determination as to whether there is or has been any Overprovision or Repayment for the purposes of this paragraph 10.

11	TAX GROUPS

11.1	For the purposes of paragraph 11, “Indemnified Person” means a person who at any time before Completion has been a controlling director of a Group Company or of a company having control of a Group Company; and

“control” shall be construed in accordance with section 416 of the Taxes Act;

“controlling director”, in relation to a company, means a director of the company who has control of it; and

“director”, in relation to a company, has the meaning given by section 67(1) of the Income Tax (Earnings and Pensions) Act 2003 (read with subsection (2) of that section) and includes any person falling within section 417(5) of that Act (read with subsection (6) of that section).

11.2	The Buyer agrees with the Sellers (contracting for itself and as trustee for each Indemnified Person) to indemnify and keep indemnified:

(a)	each Indemnified Person against any liability of the Indemnified Person in respect of or referable to Tax assessed on, or recoverable from, the Indemnified Person which Tax is primarily or directly chargeable against, or attributable to, a Group Company provided that this covenant shall not apply to any Taxation in respect of which the Buyer is entitled to bring a claim against the Covenantors under clause 2 of this Schedule 8; and

(b)	each Indemnified Person against each loss, liability and cost which the Indemnified Person may incur in connection with, or as a consequence of, any of the matters in paragraph 11.2 (a) (including, without limitation, each loss, liability and cost incurred as a result of defending or settling a claim alleging any such liability).

11.3	Subject to paragraph 11.4, all payments made by the Buyer under paragraph 11.2 shall be made gross, free of a right of counterclaim or set-off and without a deduction or withholding of any kind.

11.4	The Buyer shall make a deduction or withholding required by law from a payment under paragraph 11.2. The Buyer shall increase the payment to the extent necessary to ensure that after the making of a deduction or withholding, the Indemnified Person receives a sum equal to the sum it would have received had no deduction or withholding been required.

11.5	If the Sellers are satisfied that a payment under paragraph 11.2 will be or has been subject to Tax, the Sellers may demand in writing from the Buyer the amount (after taking into account Tax payable in respect of the amount) that will ensure that the Indemnified Person receives and retains a net sum equal to the sum it would have received had the payment not been subject to Tax.

11.6	The provisions of paragraph 7 of this Schedule shall apply to the covenant contained in this paragraph 11 as it applies to a Tax Claim, mutatis mutandis.

11.7	The Buyer shall pay the Sellers an amount due to an Indemnified Person under paragraph 11.2, two Business Days before the last date on which the Indemnified Person is liable to pay to the appropriate Tax Authority the Tax in question.

12	TAX COMPUTATIONS - PRE-COMPLETION

12.1	The Sellers or the Sellers’ advisers shall (at the cost of the Group Company) have the responsibility for, and the conduct of, preparing, submitting, negotiating and agreeing with the relevant Tax Authorities, all Tax computations of each Group Company for each accounting period ending on or before the Accounts Date (the “Pre-Completion Accounting Periods”).

12.2	The Buyer shall procure that each Group Company shall make such claims, surrenders, disclaimers and elections and give such notice or consent and do such other things as were taken into account in computing a provision for Tax in the Accounts and may reasonably be directed by the Sellers (or their advisers) relating to the Pre-Completion Accounting Periods.

12.3	The Sellers shall deliver to the Buyer copies of all correspondence sent to, or received from, the relevant Tax Authorities relating to the Tax computations relating to the Pre-Completion Accounting Periods, delivery to be effected promptly on despatch, or as the case may be, receipt.

12.4	The Sellers and the Buyer shall provide or ensure the provision to each other of information and assistance which may reasonably be required to prepare, submit and agree all Tax computations, documents or correspondence in each case relating to the Pre-Completion Accounting Periods.

13	TAX COMPUTATIONS - STRADDLING PERIOD AND POST-COMPLETION

13.1	The Buyer shall (at the cost of the Company) (for the avoidance of doubt the Buyer shall not make a claim against the Sellers in respect of such cost)) have the responsibility for, and the conduct of, preparing, submitting, negotiating and agreeing with the Tax Authorities, all outstanding Tax computations and returns of each Group Company for the accounting period starting on or before and ending after Completion (the “Straddling Period”) and all accounting periods thereafter (the “Post-Completion Accounting Periods”).

13.2	The Buyer shall deliver to the Sellers copies of all material correspondence sent to, or received from, any Tax Authority relating to the Tax computations relating to the Straddling Period, delivery to be effected promptly on despatch, or as the case may be, receipt.

13.3	In relation to any action as is referred to in paragraph 13.1 in respect of the Straddling Period, the Buyer shall:

(a)	keep the Sellers fully informed of all matters relating thereto and deliver to the Sellers copies of all correspondence with Tax Authorities relating thereto;

(b)	submit to the Sellers for comments all material correspondence and material documents which it intends to submit to a Tax Authority and take into account all such reasonable comments as the Sellers or their advisers may make;

(c)	not submit to a Tax Authority any such correspondence or documents, or agree any matter in relation to the Straddling Period without the prior written approval of the Sellers, such approval not to be unreasonably withheld or delayed.

13.4	The Sellers and the Buyer shall provide or ensure the provision to each other of information and assistance which may reasonably be required to prepare, submit and agree all Tax computations, documents or correspondence in each case relating to the Straddling Period and Post-Completion Accounting Periods.

14	GENERAL

14.1	Nothing in this Schedule 8 shall have the effect of limiting or restricting any liability of the Sellers in respect of a Tax Claim arising as a result of any fraud on any part of any of the Sellers.

For the avoidance of doubt the provisions of paragraphs 8 (Provision of Information) and 9 (Preservation of Information) of Schedule 5 shall apply to this Schedule 8.

Schedule 9

Contracts with Sellers to Survive Completion

None.

Schedule 10

Company group budget

Schedule omitted in accordance with Item 601(b)(2) of Regulation S-K.

The Company will furnish supplementally a copy of such omitted schedule to the Securities and Exchange Commission (the “Commission”) upon the Commission’s request; provided, however that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

EXECUTED AND DELIVERED	)
as a deed by	)
ANDREW THOMAS BIRCHALL	)
in the presence of:	)	/s/ Andrew Thomas Birchall

Witness Signature

Witness Full Name

Witness Address

Witness Occupation

EXECUTED AND DELIVERED	)
as a deed by	)
ANTHONY WILLIAM KELLY	)
in the presence of:	)	/s/ Anthony William Kelly

Witness Signature

Witness Full Name

Witness Address

Witness Occupation

EXECUTED AND DELIVERED	)
as a deed by	)
JUDITH KELLY	)
in the presence of:	)	/s/ Judith Kelly

Witness Signature

Witness Full Name

Witness Address

Witness Occupation

EXECUTED AND DELIVERED	)
as a deed by	)
MICHAEL KELLY	)
in the presence of:	)	/s/ Michael Kelly

Witness Signature

Witness Full Name

Witness Address

Witness Occupation

EXECUTED AND DELIVERED	)
as a deed by	)
SEACHANGE INTERNATIONAL, INC	)

/s/ William L. Fiedler
Secretary